UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Synaptics Incorporated

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

October 22, 2013

The Annual Meeting of Stockholders of Synaptics Incorporated, a Delaware corporation, will be held at 9:00 a.m., local time, on Tuesday, October 22, 2013, at our principal executive offices located at 1251 McKay Drive, San Jose, California 95131-1709 for the following purposes:

1. To elect two directors, each to serve for a three-year term expiring in 2016.

2. To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2013 (“say-on-pay”).

3. To approve an amendment of the company’s 2010 Incentive Compensation Plan.

4. To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 30, 2014.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on August 30, 2013 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by telephone or by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

San Jose, California	Richard A. Bergman
September 11, 2013	President and Chief Executive Officer

i

SYNAPTICS INCORPORATED

1251 McKay Drive

San Jose, CA 95131-1709

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The accompanying proxy is solicited on behalf of Synaptics Incorporated, a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Tuesday, October 22, 2013, at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at our principal executive offices, located at 1251 McKay Drive, San Jose, California 95131-1709.

In accordance with rules adopted by the Securities and Exchange Commission, or the SEC, that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2013 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2013 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials were first released on or about September 11, 2013 to all stockholders entitled to vote at the meeting.

Record Date and Outstanding Shares

Stockholders of record at the close of business on August 30, 2013, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were 32,337,730 outstanding shares of our common stock, par value $0.001 per share.

Quorum

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding and entitled to vote constitutes a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

Required Votes

Assuming that a quorum is present, the affirmative vote of a majority of the votes cast is required for the election of the two nominees for three-year terms expiring in 2016, to approve the amendment of our Amended and Restated 2010 Incentive Compensation Plan, or the 2010 Plan, and to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 30, 2014. The advisory vote on the compensation of our named executive officers for fiscal 2013, commonly referred to as a “say-on-pay” proposal, is non-binding, but our Board of Directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal.

Our Board of Directors recommends that you vote “for” the two nominees named herein and in favor of each of the other proposals.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of each of the nominees for director set forth in this proxy statement, (2) “for” the advisory approval of the compensation of our named executive officers for fiscal 2013, (3) “for” approval of the amendment of our 2010 Plan, (4) “for” the proposal to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 30, 2014, and (5) as the persons specified in the proxy deem advisable on such other matters as may come before the meeting.

Broker Non-Votes and Abstentions

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals, such as the ratification of the appointment of KPMG, LLP as the independent auditor of our company for the fiscal year ending June 30, 2014, when they have not received instructions from the beneficial owner. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, when a proposal is “non-routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be counted for purposes of determining the votes received on the “non-routine” proposals.

Please note that brokers, banks, or other nominees may not use discretionary authority to vote shares on the election of directors, the approval of the amendment of our 2010 Plan, or the say-on-pay proposal if they have not received specific instructions from their clients. For your vote to be counted in the above, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, broker non-votes and abstentions will have no effect on the proposal to elect directors, the say-on-pay proposal, the proposal to amend our company’s 2010 Plan, or the proposal to ratify the appointment of KPMG LLP as the independent auditor of our company for the fiscal year ending June 30, 2014, as each such proposal is determined by reference to the votes actually cast by the shares present or represented by proxy and entitled to vote.

In accordance with our policy, an incumbent candidate for director who does not receive the required votes for re-election is expected to tender his or her resignation to our Board of Directors. Our Board of Directors, or another duly authorized committee of our Board of Directors, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. We will publicly disclose the decision regarding the tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the SEC.

Revocability of Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2013 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Through our website, www.synaptics.com, we make available free of charge all of our SEC filings, including our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, and our current reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our corporate secretary at our executive offices set forth in this proxy statement.

Our fiscal year is the 52- or 53-week period ending on the last Saturday in June. The fiscal periods presented in this proxy statement were 52-week periods for the years ended June 29, 2013 and June 25, 2011, and a 53-week period for the year ended June 30, 2012. For ease of presentation, the accompanying disclosures have been shown with our fiscal years ending on June 30, 2013, 2012, and 2011.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

Our Certificate of Incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Our Board of Directors has fixed the number of directors at eight. The directors are divided into three classes, with one class standing for election each year for a three-year term. Our Board of Directors has nominated Richard A. Bergman and Russell J. Knittel for election as class 2 directors for three-year terms expiring in 2016 or until their successors have been elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” the nominees named above. Messrs. Bergman and Knittel currently are directors of our company. In the event that either of Messrs. Bergman and Knittel are unable or decline to serve as directors at the time of the meeting, the proxies will be voted for any nominees designated by our current Board of Directors to fill the vacancies. It is not expected that either of Messrs. Bergman and Knittel will be unable or will decline to serve as directors.

Our Board of Directors recommends a vote “for” the nominees named herein.

The following table sets forth certain information regarding our directors and the nominees for director:

Name	Age	Position	Term Expires
Francis F. Lee	61	Chairman of the Board	2014
Richard A. Bergman	49	President, Chief Executive Officer, and Director	2013
Jeffrey D. Buchanan	57	Director	2015
Nelson C. Chan	52	Director	2014
Keith B. Geeslin	60	Director	2015
Russell J. Knittel	63	Director	2013
Richard L. Sanquini	78	Director	2014
James L. Whims	58	Director	2015

Francis F. Lee has been the Chairman of the Board of our company since October 2008 and a director of our company since December 1998. Mr. Lee served as Chief Executive Officer of our company from December 1998 until July 2009 and President of our company from December 1998 to July 2008. Mr. Lee was a consultant from August 1998 to November 1998. From May 1995 until July 1998, Mr. Lee served as General Manager of NSM, a Hong Kong-based joint venture between National Semiconductor Corporation and S. Megga. Mr. Lee held a variety of executive positions for National Semiconductor from 1988 until August 1995. These positions included Vice President of Communication and Computing Group, Vice President of Quality and Reliability, Director of Standard Logic Business Unit, and various other operations and engineering management positions. Mr. Lee holds a Bachelor of Science degree, with honors, in Electrical Engineering from the University of California at Davis. We believe Mr. Lee’s service for more than 10 years as our Chief Executive Officer gives him invaluable insights into our business, our culture, our personnel, our opportunities, and our challenges and provides the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Richard A. Bergman has been President and Chief Executive Officer of our company since September 2011. Prior to joining our company, Mr. Bergman was Senior Vice President and General Manager of Advanced Micro Device’s, or AMD, which is a New York Stock Exchange-listed global semiconductor company, Product Group from May 2009 to September 2011. From October 2006 to May 2009, Mr. Bergman served as Senior Vice President and General Manager of AMD’s Graphics Product Group. Mr. Bergman’s career at AMD began in October 2006 when AMD acquired ATI Technologies, or ATI, where he served as Senior Vice President and General Manager of PC Group. Prior to ATI, Mr. Bergman served as Chief Operating Officer at S3 Graphics, a division of SonicBlue Inc. Mr. Bergman has held senior level management positions in the technology field since his early roles at Texas Instruments, Inc. and IBM. Mr. Bergman holds a Bachelor of Science degree in electrical engineering from the University of Michigan and a Master’s Degree in Business Administration from the University of Colorado. We believe Mr. Bergman’s position as Chief Executive Officer of our company, his intimate knowledge and experience with all aspects of the opportunities, operations, and challenges of our company, and his successful career at major companies before joining our company provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Jeffrey D. Buchanan has been a director of our company since September 2005. Mr. Buchanan has been the Executive Vice President, Chief Financial Officer, and Treasurer of Smith & Wesson Holding Corporation, a NASDAQ Global Select Market-listed company that is a U.S.-based leader in firearm manufacturing and design, since January 2011. Mr. Buchanan served as Secretary of Smith & Wesson Holding Corporation from January 2011 until April 2012. Mr. Buchanan also served on the Board of Directors and as the Chairman of the Audit Committee of Smith & Wesson Holding Corporation from November 2004 until December 2010. He was Of Counsel to the law firm of Ballard Spahr LLP from May 2010 until December 2010. Mr. Buchanan served as a Senior Managing Director of CKS Securities, LLC, a registered broker-dealer, from August 2009 until May 2010 and as a Senior Managing Director of Alare Capital Securities, L.L.C., a registered broker-dealer, from November 2006 until July 2009. From 2005 to 2006, Mr. Buchanan was principal of Echo Advisors, Inc., a corporate consulting and advisory firm focusing on mergers, acquisitions, and strategic planning. Mr. Buchanan served in various positions for Three-Five Systems, Inc., a publicly traded electronic manufacturing services company, including Executive Vice President, Chief Financial Officer, and Treasurer, from May 1996 until February 2005. In September 2005, Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Mr. Buchanan was a business attorney from 1986 until 1996 for the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears and for the law firm of Davis Wright Tremaine LLP from 1984 until 1986. He was a senior staff person at Deloitte & Touche LLP from 1982 to 1984. Mr. Buchanan holds a Bachelor of Science degree in Accounting from Arizona State University, a Juris Doctor degree in law from the University of Arizona, and a Masters of Law degree in tax from the University of Florida. We believe Mr. Buchanan’s legal, accounting, and investment banking background, his roles as the chief financial officer and treasurer of public companies, and his public company board service provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Nelson C. Chan has been a director of our company since February 2007. From December 2006 until August 2008, Mr. Chan served as the Chief Executive Officer of Magellan, a leader in the consumer, survey, GIS, and OEM GPS navigation and positioning markets. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, a global leader in flash memory cards, including most recently as Executive Vice President and General Manager, Consumer Business. From 1983 to 1992, Mr. Chan held marketing and engineering positions at Chips and Technologies, Signetics, and Delco Electronics. Mr. Chan is Chairman of the Board of Directors of Outerwall Inc., a NASDAQ Global Select Market-listed company, which is a provider of automated retail solutions offering convenient services that make life easier for consumers and drive incremental traffic and revenue for retailers. Mr. Chan is also a member of the Board of Directors and Chairman of the Audit Committee of Affymetrix, a NASDAQ Global Select Market-listed company, which develops, manufactures, and sells products and services for genetic analysis to the life science research and clinical healthcare markets. Mr. Chan was a member of the Board of Directors of Silicon Laboratories, Inc., a NASDAQ Global Select Market-listed company, which is a fabless, analog-intensive mixed-signal semiconductor company. Mr. Chan also serves on the Boards of Directors of several private companies. Mr. Chan holds a Bachelor of Science degree in Electrical and Computer Engineering from the University of California at Santa Barbara and a Masters of Business Administration degree from Santa Clara University. We believe that Mr. Chan’s experience as the Chief Executive Officer of Magellan, his senior management positions with other leading companies, and his service as a director of multiple companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Keith B. Geeslin has been a director of our company since 1986. Mr. Geeslin has been a General Partner of Francisco Partners, a firm specializing in structured investments in technology companies undergoing strategic, technological, and operational inflection points, since January 2004. From 2001 until October 2003, Mr. Geeslin served as Managing General Partner of the Sprout Group, a venture capital firm, with which he became associated in 1984. In addition, Mr. Geeslin served as a general or limited partner in a series of investment funds associated with the Sprout Group, a division of DLJ Capital Corporation, which is a subsidiary of Credit Suisse (USA), Inc. Mr. Geeslin is a member of the Board of Directors and Chairman of the Compensation Committee of CommVault Systems, Inc., a public company that provides data management software. Mr. Geeslin formerly served on the Board of Directors of Blue Coat Systems, Inc., a public company that provides hardware and software products to secure and accelerate delivery of business applications over wide area networks and the Internet, and Hypercom Corp., a public company that designs, manufactures, and sells electronic payment solutions. Mr. Geeslin holds a Bachelor of Science degree in Electrical Engineering and a Masters of Science degree in Engineering and Economic Systems from Stanford University and a Masters of Arts degree in Philosophy, Politics, and Economics from Oxford University. We believe Mr. Geeslin’s long career at leading private equity and venture capital firms with a focus on investments in high-technology companies, his service on multiple boards of directors, and his engineering background provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Russell J. Knittel has been a director of our company since October 2010. Mr. Knittel served as Interim President and Chief Executive Officer of our company from October 2010 through September 2011, and as Executive Vice President of our company from July 2007 to October 2010. Mr. Knittel served as Chief Financial Officer, Chief Administrative Officer, Secretary, and Treasurer of our company from November 2001 through September 2009; as Senior Vice President of our company from November 2001 until July 2007; and as Vice President of Administration and Finance, Chief Financial Officer, and Secretary of our company from April 2000 through October 2001. Mr. Knittel serves as a director of MarineMax, Inc., a New York Stock Exchange-listed company that is the nation’s largest recreational boat dealer, and OCZ Technology Group, Inc., a NASDAQ-listed company that designs, manufactures, and distributes solid-state drives and computer components. Mr. Knittel also serves as a director of Source Photonics, a privately held company. Mr. Knittel holds a Bachelor of Arts degree in accounting from California State University at Fullerton and a Masters of Business Administration from San Jose State University. We believe Mr. Knittel’s service as Interim Chief Executive Officer and Chief Financial Officer of our company and his board service at other companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Richard L. Sanquini has been a director of our company since 1994. Mr. Sanquini is a consultant in the semiconductor industry and is the former Chairman of the Board of PortalPlayer, Inc., a public company that developed the silicon and operating system firmware for the Apple iPod, and was acquired by NVIDIA Corporation in January 2007. Mr. Sanquini retired from National Semiconductor in 1999, after a 20-year tenure, where he managed key business units, including microprocessors and microcontrollers, served as Chief Technology Officer, managed business development and intellectual property protection, and was Chairman of the Board for two China joint ventures. Prior to National Semiconductor, he served as President and Chief Executive Officer of Information Storage Devices and in various executive positions at RCA. Mr. Sanquini is the Chairman of the Board of Directors of Pixelworks Inc., a NASDAQ-listed company that designs, develops, and markets video and pixel processing semiconductors and software for digital video applications, and on the Boards of Directors of three private companies: R2 Semiconductor, WaveConnex, and Validity. He also is a Management Consultant with Teradyne/LitePoint. Mr. Sanquini holds a Bachelor of Science degree in Electrical Engineering from the Milwaukee School of Engineering, Wisconsin. We believe that Mr. Sanquini’s long career and executive positions with numerous high-technology companies, his engineering background, his knowledge and experience in the semiconductor industry, and his service on numerous boards of directors provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

James L. Whims has been a director of our company since October of 2007. Mr. Whims has been a partner at Alsop-Louie Partners, a venture capital firm focused on identifying promising entrepreneurs, since February 2010. From 1996 to 2007, Mr. Whims was a Managing Director of Techfund Capital l, LP and Techfund Capital II, LP, and since 2001 a Managing Director and Venture Partner at Techfund Capital Europe, venture capital firms concentrating on high-technology enterprises. Mr. Whims also serves on the board of directors of numerous private companies, including Ruckus Media, Phizzle, Twitch TV and WaveConnex. Mr. Whims was Executive VP of Sony Computer Entertainment of America from 1994-1996, where he was responsible for the North American launch of the Playstation and was the winner of the Brandweek/Ad Week marketing executive of the year. From 1990-1994 Mr. Whims was EVP of Software Toolworks. Mr. Whims co-founded Worlds of Wonder, an American toy company that launched Teddy Ruxpin, Lazer Tag and the United States launch of Nintendo where he was an executive from 1985-1988. Mr. Whims holds a bachelor’s degree from Northwestern University and an MBA from the University of Arizona. We believe Mr. Whims’ senior executive positions with major companies, his experience as an investor in high-technology companies, his service as a director of multiple companies, and his expertise in e-communications and marketing provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Election of Nominees

The election of Messrs. Bergman and Knittel as class 2 directors for three-year terms expiring in 2016 or until their successors have been elected and qualified will require the affirmative vote of a majority of the votes cast, assuming that a quorum is present at the meeting.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Buchanan, Chan, Geeslin, Sanquini, and Whims are independent directors, as “independence” is defined by the listing standards of NASDAQ and by the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment. Messrs. Lee, Bergman, and Knittel are not considered independent directors of our company because of their past or current positions as executive officers of our company. There are no family relationships among any of our directors or officers.

Board Committees

Our bylaws authorize our Board of Directors to appoint, from among its members, one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee. The members of our Audit Committee, Compensation Committee, and Nominations and Corporate Governance Committee consist entirely of independent directors.

The Audit Committee

The purposes of the Audit Committee are to oversee the financial and reporting processes of our company and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to the oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Buchanan, Chan, and Whims, each of whom is an independent director of our company under NASDAQ listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley. Our Board of Directors has determined that Mr. Buchanan (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Buchanan serves as the Chairman of the Audit Committee.

The Compensation Committee

The purposes of the Compensation Committee include determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Geeslin, Sanquini, and Whims, each of whom is an independent director of our company under NASDAQ listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Mr. Sanquini serves as the Chairman of the Compensation Committee.

The Nominations and Corporate Governance Committee

The purposes of the Nominations and Corporate Governance Committee include the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of a set of corporate governance principles applicable to our company. The Nominations and Corporate Governance Committee currently consists of Messrs. Chan, Geeslin, and Sanquini, each of whom is an independent director of our company under NASDAQ listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Mr. Chan serves as the Chairman of the Nominations and Corporate Governance Committee.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our company’s corporate secretary at our executive offices set forth in this proxy statement. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

Committee Charters, Corporate Governance, and Code of Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website at www.synaptics.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC or NASDAQ regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, stock repurchases, debt and equity placements, and product introductions.

Our Board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risks. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualification and independence, and the performance of our independent auditor. The Compensation Committee considers the risks that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance-related risks, such as board independence, conflicts of interests, and management succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience and leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prescribed by law. The assessment of directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background sets forth above indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and for day-to-day leadership and performance of our company. Our Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for Board meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.

We currently select, on a rotation basis, one of our independent directors to serve as Lead Director. Mr. Chan is currently serving as our Lead Director. In that role, Mr. Chan helps to facilitate communication and interaction between the Board of Directors and management.

Director and Officer Derivative Trading and Hedging

We have a policy prohibiting our directors and employees, including our executive officers, and any family member residing in the same household from engaging in derivatives trading and hedging involving our securities without the prior approval of our Chief Financial Officer.

Stock Ownership Guidelines

During fiscal 2012, the Compensation Committee adopted stock ownership guidelines that require our Chief Executive Officer to own shares of our common stock with a value equal to at least three times his or her annual base salary and members of our Board of Directors to own shares of our common stock with a value equal to at least five times their annual retainer. These individuals have five years from the date of the adoption of these guidelines to achieve their required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our Chief Executive Officer and the members of our Board of Directors with our stockholders. Further, we believe that these guidelines help mitigate the risks associated with our executive compensation program.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2013, our Compensation Committee consisted of Messrs. Geeslin, Sanquini, and Whims. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or stock-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.

Board and Committee Meetings

Our Board of Directors held a total of four meetings during fiscal 2013. During fiscal 2013, the Audit Committee held five formal meetings; the Compensation Committee held four formal meetings; and the Nominations and Corporate Governance Committee held one formal meeting. Our committees also met informally from time to time. For example, our Compensation Committee met informally nine times, during which meetings the members discussed, among other things, executive compensation, executive performance, director compensation, and this proxy statement and conferred with its compensation consultant. Each of our directors attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors held during fiscal 2013, and (2) the total number of meetings held by all committees of our Board of Directors on which such person served during fiscal 2013.

Executive Sessions

We regularly schedule executive sessions of our Board of Directors at which non-management directors meet without the presence or participation of management. The Chairman of our Board of Directors presides at such executive sessions. We also schedule meetings of the independent directors, which are presided over by our Lead Director.

Annual Meeting Attendance

We encourage our directors to attend each Annual Meeting of Stockholders. To that end, and to the extent reasonably practical, we generally schedule a meeting of our Board of Directors on the same day as our Annual Meeting of Stockholders. All of our directors attended our Annual Meeting of Stockholders last year.

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Synaptics Incorporated, c/o any specified individual director or directors at our executive offices set forth in this proxy statement. Any such letters are forwarded to the indicated directors.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for the following executive officers:

•	Richard A. Bergman, our President and Chief Executive Officer (our “CEO”);

•	Kathleen A. Bayless, our Senior Vice President, Chief Financial Officer, Secretary, and Treasurer;

•	Kevin Barber, our Senior Vice President and General Manager, Smart Display Division;

•	Scott Deutsch, our Senior Vice President of Worldwide Sales; and

•	David Wang, our Senior Vice President of Silicon Engineering.

On January 28, 2013, we appointed Mr. Deutsch as our Senior Vice President of Worldwide Sales.

On September 4, 2012, we appointed Mr. Wang as our Senior Vice President of Silicon Engineering.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as our “Named Executive Officers.”

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors, or the Compensation Committee, arrived at the specific compensation policies and decisions involving our executive officers, including our Named Executive Officers, during fiscal 2013.

Executive Summary

Fiscal 2013 was our first full fiscal year under the tenure of Mr. Bergman as our CEO. Under his leadership, we achieved a significant increase in our financial performance across several key financial metrics with record net revenue, record operating income, and record earnings per share. As a result, given the focus of our executive compensation program on performance-oriented results, the actual compensation paid to our executive officers, including our Named Executive Officers, was higher than their total direct compensation opportunities for the year, which generally aligned the amounts that they received with our financial and stock price performance during this period.

Fiscal 2013 Financial Highlights

For fiscal 2013, we recorded the following significant financial results:

•	Net revenue was a record $664 million, a 21% increase from net revenue of $548 million for fiscal 2012;

•	Gross margin was a record 49.1% compared with 46.6% for fiscal 2012;

•	GAAP operating income was a record $100.7 million, or 15.1% of net revenue, compared with $67.6 million, or 12.3% of net revenue, for fiscal 2012;

•	GAAP Net income was a record of $98.9 million, or $2.89 per diluted share, which represented an increase of 83% from our net income of $54.1 million, or $1.57 per diluted share, for fiscal 2012;

•	Non-GAAP operating income, or operating profit, was a record $133.7 million, or 20.1% of net revenue, compared with $101.7 million, or $18.6% of net revenue, for fiscal 2012; and

•	Non-GAAP net income was a record $106.4 million, or $3.11 per diluted share, compared with $78.6 million, or $2.28 per diluted share, for fiscal 2012.

(See Appendix A to this proxy statement for a reconciliation of GAAP to non-GAAP results.)

Fiscal 2013 Executive Compensation Highlights

As embodied in our compensation philosophy, we directly link the compensation of our executive officers, including our Named Executive Officers, to the attainment of our annual and long-term financial and operational objectives, which we believe furthers the interests of our stockholders. Accordingly, our fiscal 2013 compensation actions and decisions were based, in large part, on our executive officers’ efforts and achievements in advancing our financial and strategic interests.

For fiscal 2013, the Compensation Committee took the following actions with respect to the incentive compensation of our Named Executive Officers:

•	made annual cash bonus payments that were, on average, 163% of each Named Executive Officer’s target annual cash bonus opportunity, reflecting our achievement of 151% of our operating profit target and the difficulty in attaining the operating profit target for fiscal 2013;

•	approved stock-based compensation awards (consisting of both stock options and market stock unit awards) for our then-current executive officers at levels that met competitive market conditions and satisfied our retention objectives; and

•	approved stock-based compensation awards (consisting of a combination of stock options, deferred stock unit awards, or market stock unit awards) for our executive officers hired during fiscal 2013 at levels designed to ensure their recruitment and our retention objectives.

Company Performance and Realizable Pay

We consider stock-based compensation to be an important component of our executive compensation philosophy. Our long-term stock based incentive compensation consists of stock options, deferred stock units, or DSUs, and performance-based market stock units, or MSUs. Particularly as a Northern California-based high-growth company that encounters significant competition for qualified personnel, particularly in the engineering and other technical areas, stock-based compensation plays a critical role in our ability to attract, hire, motivate, and retain qualified personnel. The continued use of stock-based compensation is necessary for us to compete for engineering and other technical personnel and professional talent without significantly increasing cash compensation.

We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers because they are rewarded only to the extent that, following the grant date of the options, our stock price grows and our stockholders see the value of their investment also grow.

We believe that DSU awards, which enable our executive officers to earn shares of our common stock only when they have satisfied multi-year vesting conditions, provide an appropriate balance to other forms of equity awards for several reasons, including ongoing concerns over the dilutive effect of stock options, our desire to have a more direct correlation between the compensation expense we must take for financial reporting purposes and the actual value delivered to our executive officers, and the fact that the incentive effects of DSU awards are less subject to market volatility than stock options. In addition, we believe that DSU awards help us to achieve our retention objectives and further align the interests of our executive officers with those of our stockholders.

We determined to utilize MSU awards based on several factors, including the Compensation Committee’s desire to continue to responsibly manage our annual equity usage and overall dilution levels. We believe that MSU awards, which enable our executive officers to earn shares of our common stock based on our performance relative to a competitive market over the long term, provide an equity opportunity that has more consistent value delivery compared with stock options since, unlike stock options, MSU awards can retain some of their value even in a highly volatile stock market. Thus, we believe that MSU awards serve as a retention tool and a source of motivation to our executive officers even in a down-market environment, while also providing upside potential as a result of outperformance relative to the competitive market. In addition, MSU awards provide a direct link between compensation and stockholder return, thereby motivating our executive officers to focus on and strive to achieve both our annual and long-term business objectives.

The following tables illustrate the alignment of our CEO’s realizable pay for performance relative to our compensation peer group. The vertical axis represents the percentile ranking of our and our compensation peer group’s total stockholder return, or TSR, over the indicated period. The horizontal axis represents the percentile ranking of our CEO’s and our compensation peer group’s chief executive officers’ realizable compensation over the indicated period. As demonstrated by these tables, the realizable compensation of our CEO for fiscal 2013 was well aligned with our one-year and five-year TSR as of June 30, 2013 when compared with our compensation peer group.

1	The One-Year CEO Pay for Performance chart illustrates CEO Total Realizable Pay for Mr. Bergman for fiscal 2013. The Five-Year CEO Pay for Performance chart illustrates CEO Total Realizable Pay for Mr. Bergman for fiscal 2013 and 2012, our former Interim CEO, Mr. Knittel, for fiscal 2011, our former CEO, Mr. Tiernan, for fiscal 2010, and our former CEO, Mr. Lee, for fiscal 2009.

2	Realizable compensation is defined as the sum of (i) base salary, (ii) actual bonus earned, (iii) aggregate current value of restricted stock units granted during the period, and (iv) aggregate current in-the-money value of stock options granted during the period. Realizable compensation was calculated in the same manner for our CEO and the chief executive officers of our peer group companies. The realizable value of equity awards was calculated using each company’s closing stock price as of June 28, 2013.

3	TSR reflects the percentage change in value for stockholders through share price appreciation and reinvested dividends over the applicable period. TSR was calculated using each company’s closing stock price as of June 28, 2013.

Further, we have consistently set aggressive target levels for the financial performance measures used in our annual performance-based cash bonus plan. As reflected in the following table, we achieved record levels of profitability compared to historical levels, yet funded the annual performance-based bonus pool at or below target in three out of the past four fiscal years.

Results of Say-on-Pay Vote

At our Annual Meeting of Stockholders in October 2012, we conducted our second stockholder advisory vote on the compensation of our Named Executive Officers (commonly referred to as a “Say-on-Pay” vote). Our stockholders approved the fiscal 2012 compensation of our Named Executive Officers, with approximately 76% of the votes cast in favor of our Say-on-Pay proposal.

Following our Annual Meeting of Stockholders, the Compensation Committee reviewed the results of the Say-on-Pay vote, as well as feedback from our ongoing dialogue with our stockholders, including several of our major institutional stockholders, and concluded that the changes that it had made to the structure of our executive compensation program during fiscal 2012 were operating as anticipated. Consequently, the Compensation Committee did not make any additional significant changes to our executive compensation program, or its decision-making process, in fiscal 2013, other than as described herein to further emphasize our company’s pay-for-performance philosophy, to minimize the effect of stock volatility on executive compensation, to further encourage our employees to remain in our employ, and to continue to effectively manage the total number of shares of our common stock issuable under equity awards.

Our Board of Directors has determined that our stockholders should have the opportunity to cast an advisory vote on the compensation of our Named Executive Officers each year, consistent with the preference expressed by our stockholders at our Annual Meeting of Stockholders in October 2011.

Compensation Philosophy and Objectives

We are a leading worldwide developer and supplier of custom-designed human interface solutions that enable people to interact more easily and intuitively with a wide variety of mobile computing, communications, entertainment, and other electronic devices. We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To successfully compete in this dynamic environment, we must continually develop and refine our products and services to stay ahead of customer needs and challenges. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

We are located in the Silicon Valley region of Northern California and compete with many of the premier global technology companies in seeking to attract and retain a skilled management team and key engineering talent. Our competitors for management and engineering talent use stock-based compensation as an important element of their overall compensation programs. To meet the challenges presented by our operating environment, we have embraced a compensation philosophy that seeks to achieve the following specific objectives:

•	reward the successful achievement of our financial objectives;

•	drive the development of a successful and profitable business;

•	attract, motivate, reward, and retain highly qualified executive officers who are important to our success;

•	align compensation to our interests as a whole and the interests of our stockholders, which requires an emphasis on stock-based compensation; and

•	recognize strong performing executive officers by offering compensation that rewards individual achievement, corporate stewardship, and fiscal responsibility, as well as contributions to our overall success.

Total compensation levels are set to reflect the role, responsibilities, and contributions of each executive officer, as well as the achievement of corporate and individual financial and operational goals. As a result of our compensation philosophy, compensation levels may vary significantly from fiscal year to fiscal year on an absolute basis and among our various executive officers.

Each year, the most important measure in assessing our corporate performance is operating profit. At the same time, the most important measure of individual performance is the achievement of each executive officer’s individual objectives that vary from year to year and position to position, but generally include financial and operating performance, product success, timely product delivery, forecasting accuracy, customer satisfaction, cost reduction, leadership, team building, and employee retention.

We expect the compensation level of our CEO will be higher than that of our other executive officers, assuming relatively equal achievement of individual performance objectives, since our compensation policies establish the framework for our executive officers’ base salaries, target annual cash bonus opportunities, and stock-based award grants after reviewing those of comparable companies, which generally compensate their chief executive officers at higher levels because of their roles and their importance to overall company success.

Compensation-Setting Process

Our Board of Directors has appointed the members of the Compensation Committee, consisting exclusively of “independent” directors. The Compensation Committee is authorized to determine and approve, or make recommendations to our Board of Directors with respect to, the cash compensation of our executive officers, including our Named Executive Officers, and to grant or recommend the grant of stock-based compensation to our executive officers. The Compensation Committee currently makes most compensation-related decisions regarding our executive officers.

Role of the Compensation Committee

The Compensation Committee evaluates the performance of our CEO each fiscal year and determines his compensation in light of our goals and objectives for that year. The Compensation Committee, together with our CEO, assesses the performance of our other executive officers, including our other Named Executive Officers, each year. Based in part on recommendations of our CEO, the Compensation Committee determines the compensation of our other executive officers.

Role of the Chief Executive Officer

At the request of the Compensation Committee, our CEO typically attends a portion of each Compensation Committee meeting, including meetings at which the Compensation Committee’s compensation consultant is present. This enables the Compensation Committee to review with our CEO the corporate and individual objectives that he regards as important to achieve our overall success. The Compensation Committee also requests that our CEO assess the performance of and our objectives for our other executive officers, including our other Named Executive Officers. Although the participation of our CEO may influence the establishment of performance target levels and individual objectives, including his own, the Compensation Committee makes all determinations regarding corporate and individual performance measures and objectives and related target levels. Our CEO does not attend any portion of Compensation Committee meetings at which his compensation is discussed.

Role of the Compensation Consultant

From time to time, the Compensation Committee retains a compensation consultant or other advisors to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant comparable companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of the compensation consultant or other advisor, and its compensation consultant or other advisor reports directly to the Compensation Committee.

During fiscal 2013, the Compensation Committee engaged Compensia, Inc., a national management consulting firm, to assist it in connection with its review of our fiscal 2013 executive compensation program and its analysis of the competitive market for executive talent. Compensia provided no other services to our company during fiscal 2013.

The Compensation Committee has considered the independence of Compensia in light of the new listing standards of NASDAQ on compensation committee independence and the rules of the SEC. The Compensation Committee requested and received confirmation from Compensia addressing the independence of the firm and its senior advisors working with the Compensation Committee. The Compensation Committee discussed these considerations and concluded that the work performed by Compensia did not raise any conflict of interest.

Use of Market Data

In determining the compensation of our executive officers, including our Named Executive Officers, the Compensation Committee considers data gathered from (i) a self-constructed group of peer companies, and (ii) published survey data for technology companies.

During the latter stages of fiscal 2012, after consultation with Compensia, the Compensation Committee developed and approved a compensation peer group for use in its executive compensation decisions for fiscal 2013 using the following selection criteria:

•	Industry: companies that compete in the semiconductor or peripherals industries or that supply technology components to original equipment manufacturers, or OEMs.

•	Revenue: companies with revenue of between approximately $175 million and $1.5 billion, based upon the last four quarters of reported revenue at the time of selection.

•	Market Capitalization: companies with a market capitalization of between approximately $300 million and $3.0 billion at the time of selection.

The companies included in the compensation peer group approved by the Compensation Committee were as follows:

Atmel	Lattice Semiconductor	RF Micro Devices

Cirrus Logic	Microsemi	Semtech

Cypress Semiconductor	NetGear	Silicon Image

Emulex	Plantronics	Silicon Laboratories

Integrated Device Technology	PMC-Sierra	STEC

Intermec	Qlogic	Zebra Technologies

Intersil	Quantum

Compensia provided the Compensation Committee with an analysis of the companies in the compensation peer group; determined our position relative to the compensation peer group; developed guidelines and recommendations for the structure of our fiscal 2013 executive compensation program; reviewed the overall compensation packages; and advised the Compensation Committee regarding the propriety of our fiscal 2013 executive compensation program.

For fiscal 2014, based upon suggestions from Compensia, the Compensation Committee approved changes to the compensation peer group criteria to include companies with revenue of between approximately $180 million and $1.6 billion, based upon the last four quarters of reported revenue at the time of selection, and a market capitalization of between approximately $400 million and $3.6 billion. As a result of the new criteria, the Compensation Committee removed STEC, Quantum, and Silicon Image, and added Micrel, Monolithic Power Systems, and Triquint, to the compensation peer group for fiscal 2014.

Compensation Elements

Our executive compensation program consists primarily of three elements: base salary, annual performance-based cash bonuses, and long-term incentive compensation in the form of stock-based compensation awards. Our executive officers also participate in several company-wide benefit plans, including retirement and health and welfare benefit plans, which generally are available to all regular full-time employees.

Base Salary

We seek to pay base salaries at competitive levels that enable us to attract, motivate, and retain highly qualified executive officers. Base salaries for our executive officers, including our Named Executive Officers, reflect his or her position, responsibilities, experience, skills, performance, and ongoing and expected future contributions. In determining base salary, the Compensation Committee also takes into account competitive salary levels for similar positions at the companies in the compensation peer group and base salary levels relative to other positions within our company. Consistent with our compensation philosophy, we tend to set the base salaries of our executive officers at levels that are less than the market median to reinforce our desire that our executive officers receive meaningful levels of incentive compensation based on our financial performance and their achievement of individual performance objectives as set from time to time.

The Compensation Committee determines the annual base salary of our CEO in its sole discretion. The base salaries of our other executive officers, including our other Named Executive Officers, are determined by the Compensation Committee after considering the recommendations of our CEO as well as the factors described above.

As has been its practice, for fiscal 2013, the Compensation Committee set the base salaries for our executive officers, including our Named Executive Officers, at the beginning of the fiscal year. The annual base salaries for our Named Executive Officers during fiscal 2013 were as follows:

Named Executive Officer	Annualized Fiscal 2012 Base Salary	Annualized Fiscal 2013 Base Salary	Percentage Change
Richard A. Bergman	$575,000	$600,000	4.3%
Kathleen A. Bayless	$324,500	$335,000	3.2%
Kevin Barber	$270,000	$300,000	11.1%
Scott Deutsch(1)	—	$285,000	—
David Wang(1)	—	$300,000	—

(1)	Messrs. Deutsch’s and Wang’s base salaries were set when they joined us in January 2013 and September 2012, respectively.

The base salaries for our Named Executive Officers were increased for fiscal 2013 based on the Compensation Committee’s performance assessments and changes in base salary levels as reflected in the competitive market.

Annual Performance-Based Cash Bonuses

We use annual performance-based cash bonuses to motivate our executive officers, including our Named Executive Officers, to achieve our annual financial and operational objectives as set forth in our annual operating plan, while making progress towards and supporting our longer-term strategic and growth goals. The payment of these bonuses is based upon the achievement of one or more corporate performance objectives, which typically includes meeting a specified target level of operating profit and individual performance goals.

At the beginning of each fiscal year, our Board of Directors approves our annual operating plan, which forms the basis for the corporate performance measures and individual performance goals for our annual performance-based cash bonuses. Further, the Compensation Committee reviews and sets the framework for the annual performance-based cash bonuses for the year, including confirming the plan participants, establishing a target annual cash bonus opportunity for each participating executive officer, and reviewing the corporate performance measures and individual performance objectives for the fiscal year.

Target Bonus Opportunities

As in prior years, the Compensation Committee determined that the target annual cash bonus opportunities for each of our Named Executive Officers for fiscal 2013 should be based on a percentage of such Named Executive Officer’s base salary. The target annual cash bonus opportunity established for each Named Executive Officer for fiscal 2013 was as follows:

Named Executive Officer	Annualized Fiscal 2013 Base Salary	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Annualized Target Annual Cash Bonus Opportunity (as a dollar amount)
Richard A. Bergman	$600,000	100%	$600,000
Kathleen A. Bayless	$335,000	65%	$217,750
Kevin Barber	$300,000	65%	$195,000
Scott Deutsch	$285,000	65%	$185,250	(1)
David Wang	$300,000	65%	$195,000	(2)

(1)	Mr. Deutsch’s actual annual target cash bonus opportunity was pro-rated based on his employment start date and, as a result, was $80,037.
(2)	Mr. Wang’s actual annual target cash bonus opportunity was pro-rated based on his employment start date and, as a result, was $161,125.

In setting these target annual cash bonus opportunities for our Named Executive Officers, the Compensation Committee exercised its judgment and considered several factors, including our overall financial and operational results for the prior fiscal year, the prior performance of each individual executive officer, his or her potential to contribute to our long-term strategic success, his or her role and responsibilities, his or her individual experience and skills, competitive market practices for annual bonuses, and, for our other Named Executive Officers, the recommendations of our CEO.

Corporate Performance Measures

For fiscal 2013, our Board of Directors selected operating profit as the sole corporate performance measure that best supported our annual operating plan and enhanced long-term value creation for purposes of funding our bonus pool. As determined by the Compensation Committee, our executive officers, including our Named Executive Officers, were eligible to receive bonus payments based on our actual performance against the operating profit target set forth in our fiscal 2013 annual operating plan. For fiscal 2013, the target level for the operating profit performance measure was $88.5 million and we achieved 151% of the target level despite the soft global market. Our Board of Directors set this target level to be aggressive, yet achievable, with diligent effort during the fiscal year.

Individual Performance Objectives

Consistent with our compensation philosophy of rewarding individual performance, our CEO developed and recommended to the Compensation Committee a series of individual performance objectives for our executives officers, including our other Named Executive Officers, which he deemed to be integral to the achievement of our annual operating plan. These objectives were approved by the Compensation Committee. The Compensation Committee determined the individual performance goals that should be used to assess the performance of our CEO.

For purposes of the fiscal 2013 annual performance-based cash bonuses, the individual performance goals for each of our Named Executive Officers were as follows:

•	Mr. Bergman – Achieve our fiscal 2013 annual operating plan, support our business growth objectives, evaluate and drive long-term corporate growth strategies and market opportunities, and foster an environment of high integrity and ethics.

•	Ms. Bayless – Support our business growth objectives with appropriate processes and controls, monitor and review our corporate and financial structure, set future financial strategy, and foster an environment of high integrity, ethics, and regulatory compliance.

•	Mr. Barber – Expand position within strategic customers, drive market share within strategic markets, establish long-term focus and strategy for large touch screen development and market opportunities, and support the achievement of our fiscal 2013 annual operating plan.

•	Mr. Deutsch – Provide leadership and direction with account strategies designed to develop and expand strategic customer relationships and assess organizational strengths and development opportunities including plans to drive sales team operational improvements.

•	Mr. Wang – Drive development and delivery of new chip designs to meet market and customer requirements, evaluate and establish clear strategic silicon technology objectives and technology roadmap.

Further, after the end of the fiscal year, our CEO evaluated each executive officer’s progress towards the achievement of his or her individual performance objectives. In the case of our CEO, the Compensation Committee evaluated his progress towards the achievement of his individual performance goals.

Fiscal 2013 Bonus Decisions

For fiscal 2013, annual cash bonus payments were determined after the end of the fiscal year by the Compensation Committee. The Compensation Committee’s determination of annual performance-based cash bonuses involved a two-step process. First, the Compensation Committee established the annual target cash bonus pool for the applicable fiscal period based on the aggregate target cash bonus opportunities for all of our employees, including our executive officers. The actual bonus pool was subject to the actual level of achievement of the pre-established operating profit target level for the fiscal period and was adjusted based our actual performance relative to the operating profit target level as approved by our Board of Directors at the beginning of the year. The adjustment to the bonus pool was established to equal 12.5% of the amount, if any, by which our actual operating profit for the fiscal year exceeds or falls short of the operating profit target level.

As the second step, the bonus payment, if any, to be received from the available bonus pool by an executive officer was determined based on the executive’s position and responsibility level within our company. Further, the Compensation Committee exercised discretion in formulating each executive officer’s bonus payment based upon the size of the available pool, a subjective assessment of the level of achievement of his or her individual performance objectives, and any other relevant factors.

Generally, when our company achieves the operating profit target level for the fiscal year and an executive officer satisfies his or her individual performance goals, the bonus payments are at or above the 50th percentile of bonuses for the competitive market.

For fiscal 2013, our annual performance-based cash bonus program was broad based with 100% of our worldwide non-commission-based employees participating. For fiscal 2013 as a whole, we achieved a payout level of 151% as a result of overperforming the target level for the operating profit performance measure. The portion of the bonus pool established by the Compensation Committee for our Named Executive Officers represented approximately 2.1% of our fiscal 2013 operating profit.

The bonus payment of our CEO was paid at 167% of his target annual cash bonus opportunity.

The bonus payments for each of our other Named Executive Officers were determined based on a subjective assessment by the Compensation Committee of his or her actual performance as evaluated against his or her individual performance objectives, after considering the recommendations of our CEO.

Based on both our financial performance (as measured by our operating profit) for fiscal 2013 and each Named Executive Officer’s individual performance during the year (or, in the case of our CEO, his previously negotiated arrangement), the following bonus payments were made to our Named Executive Officers for fiscal 2013:

Named Executive Officer	Target Annual Cash Bonus Opportunity		Actual Total Cash Bonus Payment (as a dollar amount)	Actual Cash Bonus Payment (as a percentage of base salary earned in fiscal 2013)
Richard A. Bergman	$600,000		$1,000,000	167%
Kathleen A. Bayless	$217,750		$326,625	97%
Kevin Barber	$195,000		$468,000	156%
Scott Deutsch	$80,037	(1)	$93,792	76%
David Wang	$161,125	(2)	$224,127	90%

(1)	Mr. Deutsch joined us in January 2013. Accordingly, this amount represents Mr. Deutsch’s pro-rated target annual cash bonus opportunity.
(2)	Mr. Wang joined us in September 2012. Accordingly, this amount represents Mr. Wang’s pro-rated target annual cash bonus opportunity.

The cash bonus amounts paid to our Named Executive Officers for fiscal 2013 are set forth in the Summary Compensation Table below.

Long-Term Incentive Compensation

We use long-term incentive compensation in the form of equity awards to motivate our executives officers, including our Named Executive Officers, for long-term corporate performance based on the value of our common stock and, thereby, to align their interests with those of our stockholders. Prior to fiscal 2013, these equity awards took the form of stock options to purchase shares of our common stock and DSU awards. After engaging in a dialogue with our stockholders, including several of our major institutional stockholders, and evaluating our long-term incentive compensation practices, the Compensation Committee determined that performance-based equity awards should be incorporated into our long-term incentive compensation program.

After reviewing and evaluating different performance-based equity award models and structures with our compensation consultants, the Compensation Committee decided to introduce MSU awards into our executive compensation program in fiscal 2013. MSUs are performance-based DSU awards for shares of our common stock that are earned based on our relative performance as measured against our competitive market over a multi-year performance period.

We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers because they are rewarded only to the extent that, following the grant date of the options, our stock price grows and our stockholders see the value of their investment also grow.

We believe that DSU awards, which enable our executive officers to earn shares of our common stock only when they have satisfied multi-year vesting conditions, provide an appropriate balance to other forms of equity awards for several reasons, including ongoing concerns over the dilutive effect of stock options, our desire to have a more direct correlation between the compensation expense we must take for financial reporting purposes and the actual value delivered to our executive officers, and the fact that the incentive effects of DSU awards are less subject to market volatility than stock options. In addition, we believe that DSU awards help us to achieve our retention objectives and further align the interests of our executive officers with those of our stockholders.

The decision to use MSU awards was based on several factors, including the Compensation Committee’s desire to continue to responsibly manage our annual equity usage and overall dilution levels. We believe that MSU awards, which enable our executive officers to earn shares of our common stock based on our performance relative to a competitive market over the long term, provide an equity opportunity that has more consistent value delivery compared with stock options since, unlike stock options, MSU awards can retain some of their value even in a highly volatile stock market. Thus, we believe that MSU awards serve as a retention tool and a source of motivation to our executive officers even in a down-market environment, while also providing upside potential as a result of outperformance relative to the a competitive market. In addition, MSU awards provide a direct link between compensation and stockholder return, thereby motivating our executive officers to focus on and strive to achieve both our annual and long-term business objectives.

Typically, the Compensation Committee grants equity awards to an executive officer at the outset of his or her employment with our company, which generally consists of stock options and DSU awards. In addition, during its annual review of our executive compensation program, if the Compensation Committee determines that the performance of a current executive officer merits an increase in the number of shares of our common stock that he or she has the opportunity to earn, it may, in its discretion, determine to grant an additional equity award or awards, such as additional stock options, DSU awards, MSU awards, or a combination thereof, to such executive officer.

Fiscal 2013 Changes to Long-Term Incentive Compensation Program

For fiscal 2013, the Compensation Committee made three principal changes to its general practices with respect to the grant of equity awards.

•	It decided that, with respect to annual awards, the value of the equity awards to be granted to our executive officers, including our then-current Named Executive Officers, would be delivered approximately half in the form of a stock option and approximately half in the form of an MSU award.

•	To minimize the impact of the then-recent volatility in the market price of our common stock, it decided that, once the value of the portion of the equity award to be granted in the form of a stock option had been determined, the option would be granted in four equal installments – at the beginning of the second, third, and fourth quarters of fiscal 2013 and at the beginning of the first quarter of fiscal 2014.

•	To further encourage our employees, including our executive officers, to remain in our employ, the Compensation Committee revised the vesting schedules for time-based equity awards as follows:

•	With respect to stock options granted to current employees, generally 1/36th of the total number of shares subject to the option vest each month following the grant date and, in the case of stock options granted to newly hired employees, generally 1/3rd of the total number of shares subject to the option vest on the first anniversary of the grant date and thereafter 1/36th of the total number of shares subject to the award vest each month until fully vested; and

•	With respect to DSU awards granted to current employees, generally 1/12th of the total number of shares subject to the award vest each quarter following the grant date and, in the case of DSU awards granted to newly-hired employees, generally 1/3rd of the total number of shares subject to the award vest on the first anniversary of the grant date and thereafter 1/12th of the total number of shares subject to the award vest each quarter until fully vested.

Fiscal 2013 Long-Term Incentive Compensation Decisions

For fiscal 2013, our executive officers, including our Named Executive Officers, received approximately half of their annual long-term incentive compensation award in the form of a stock option and approximately half in the form of an MSU award. The Compensation Committee determined that a long-term incentive compensation award consisting of a combination of stock options and MSU awards would provide our executive officers with a competitive and balanced equity compensation package, while, at the same time, enabling us to continue to effectively manage the total number of shares of our common stock issuable under equity awards.

The size of these long-term incentive compensation awards were determined by the Compensation Committee based on its assessment of our financial results for fiscal 2012, its evaluation of each executive officer’s performance during fiscal 2012, and the following additional factors: each executive officer’s position within our company, an assessment of the equity award practices of the companies in our compensation peer group, and an assessment of the outstanding equity awards then-held by each executive officer. In making its award decisions, the Compensation Committee exercised its judgment to set the size of each award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

Stock Options and DSU Awards

Once the size of the long-term incentive compensation awards for Messrs. Bergman and Barber and Ms. Bayless were determined, the Compensation Committee decided that the portion of the award to be delivered in the form of a stock option would be granted in four equal installments at the beginning of each of the four subsequent fiscal quarters, with an exercise price equal to the fair market value of our common stock on each grant date. Messrs. Deutsch and Wang, who were hired during fiscal 2013, were granted stock option and DSU awards on their respective hire dates. The stock options and DSU awards granted to our Named Executive Officers during fiscal 2013 were as follows:

Named Executive Officer	Total Number of Shares Underlying Stock Option Portion of LTI Award		Aggregate Value of Stock Option Portion of LTI Award Granted During Fiscal 2013	Number of Shares of the Company’s Common Stock Underlying DSU Awards		Aggregate Value of DSU Portion of LTI Award Granted During Fiscal 2013
Richard A. Bergman	56,250	(1)	$679,266	—		—
Kathleen A. Bayless	13,125	(1)	$158,495	—		—
Kevin Barber	17,625	(1)	$212,837	—		—
Scott Deutsch	50,000	(2)	$625,820	20,000	(2)	$715,200
David Wang	45,000	(2)	$490,680	18,000	(2)	$593,974

(1)	Stock options for one-quarter of the total number of shares of our common stock underlying the stock option portion of each Named Executive Officer’s long-term incentive compensation award were granted on October 31, 2012, January 28, 2013, and April 29, 2013. The final installment of these stock options was granted on August 5, 2013 and are not reflected in the above table and, pursuant to SEC rules, will be reported in our fiscal 2014 Summary Compensation Table.
(2)	These stock-based compensation awards were granted to Messrs. Deutsch and Wang in connection with their appointments as our Senior Vice President of Worldwide Sales and Senior Vice President of Silicon Engineering, respectively.

MSU Awards

As established by the Compensation Committee, each MSU award consists of the right to receive a specified number of shares of our common stock if the award’s performance conditions are satisfied. The shares of our common stock subject to such MSU awards will be earned, if at all, based on our TSR compared to that of the Philadelphia Semiconductor Total Return Index, or the Index, over a one-year, a two-year, and a three-year performance period. In other words, the actual number of shares of our common stock that may be earned under the MSU awards will vary based on over- or under-performance of our TSR compared to that of the companies in the Index over the specified performance periods. Pursuant to terms of the awards:

•	The target number of shares of our common stock subject to each MSU award will be earned if our TSR equals that of the Index as measured over the one-year, the two-year, and the three-year performance periods (as determined on September 30, 2013, September 30, 2014, and September 30, 2015).

•	Payouts are scaled such that below-target performance will result in a reduction in the number of shares of our common stock earned using a two-to-one ratio, while above-target performance will result in an increase in the number of shares of our common stock earned using a two-to-one ratio (subject to a cap of 200% of the target number of shares subject to the MSU awards if our TSR is 50 percentage points or more above the Index).

Any shares of our common stock earned under an MSU award will vest and be delivered to an executive officer within 30 days of the one-year, two-year, and three year vesting dates. In limited circumstances, including a change in control, an acceleration of vesting may occur.

The MSU awards granted to our Named Executive Officers during fiscal 2013 were as follows:

Named Executive Officer	Target Number of Shares Underlying MSU Awards(1)	Grant Date Fair Value of MSU Award
Richard A. Bergman	30,000	$774,510
Kathleen A. Bayless	7,000	$180,719
Kevin Barber	9,400	$242,680
Scott Deutsch	—	—
David Wang	2,000	$51,634

(1)	The number of shares of our common stock set forth in this column represents the target number of shares that may be earned by our Named Executive Officers. The actual number of shares of our common stock that will be received, if any, is determined based on the formula set forth in the MSU award agreement up to a maximum of 200% of the amount of the target number of shares.

The equity awards granted to our Named Executive Officers in fiscal 2013 are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Equity Award Grant Policy

Generally, in the case of equity awards granted to newly hired executive officers, we set the price of such awards at the closing market price of our common stock as reported on the NASDAQ Global Select Market on his or her date of hire or reporting for service. Generally, in the case of equity awards granted to our existing executive officers, we provide for effective dates and set the price of such awards at the closing market price of our common stock as reported on the NASDAQ Global Select Market on the second business day after the applicable quarterly financial earnings release. Our Board of Directors or the Compensation Committee, as applicable, approves equity awards at its regularly scheduled meetings each year.

Tax and Accounting Considerations

Deductibility of Executive Compensation

We take into account the tax effects of our compensation on us and our executive officers. Currently, Section 162(m) of the Internal Revenue Code, or the Code, limits the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to each of any publicly held corporation’s chief executive officer and three other most highly compensated executive officers (excluding the chief financial officer) in any taxable year. Thus, we may deduct certain types of remuneration paid to any of these individuals only to the extent that such remuneration during any taxable year does not exceed $1 million. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible as long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

When reasonably practicable, the Compensation Committee seeks to qualify the variable compensation paid to our executive officers for the “performance-based compensation” exemption from Section 162(m). As such, in approving the amount and form of compensation for our executive officers, the Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). In the future, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent and in our best interests and the best interests of our stockholders.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of a company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G and 4999 during fiscal 2013, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We account for stock-based employee compensation arrangements in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation – Stock Compensation,” (“ASC Topic 718”). ASC Topic 718 requires companies to measure the compensation expense for all stock-based payment awards made to employees and directors, including stock options and DSU awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our Named Executive Officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an employee or director is required to render service in exchange for the option or other award. In determining stock-based compensation, the Compensation Committee considers the potential expense of these awards under ASC Topic 718 and the impact on us.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted,

Richard L. Sanquini, Chairman
Keith B. Geeslin
James L. Whims

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

The following table sets forth, for the fiscal years ended June 30, 2013, 2012, and 2011, information regarding compensation for services in all capacities to us and our subsidiaries received by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers during fiscal 2013.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)		Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)		Total ($)
Richard A. Bergman	2013	$600,000	—		$774,510	$679,266	$1,000,000	—	$4,672		$3,058,448
President and Chief Executive Officer	2012	$435,673			$930,000	$4,007,256	$348,142		$193,953	(8)	$5,915,024
Kathleen A. Bayless	2013	$335,000	—		$180,719	$158,495	$326,625	—	$4,381		$1,005,220
Senior Vice President,	2012	$324,500	—		$348,936	$265,020	$156,063	—	$4,299		$1,098,818
Chief Financial Officer, Secretary, and Treasurer	2011	$310,575	—		—	$414,506	$201,875	—	$4,220		$931,176
Kevin D. Barber	2013	$300,000	—		$242,680	$212,837	$468,000	—	$4,475		$1,227,992
Senior Vice President	2012	$265,625	—		$284,638	$228,176	$106,512	—	$3,984		$888,934
& General Manager, Smart Display Division	2011	$117,161	$30,000		—	$1,215,885	$67,375	—	$1,531		$1,431,952
Scott Deutsch	2013	$123,134	—		$715,200	$625,820	$93,792	—	$1,847		$1,559,793
Senior Vice President, Worldwide Sales
David Wang	2013	$247,884	$10,000	(9)	$593,974	$490,680	$224,126	—	$3,000		$1,569,664
Senior Vice President, Silicon Engineering

(1)	The base salaries set forth in this column reflect salary increases effective as of the first day of our 2013, 2012, and 2011 fiscal years for each of the Named Executive Officers, except for Mr. Bergman, whose base salary was effective in September 2011 in connection with his appointment as our President and Chief Executive Officer; Mr. Barber, whose base salary was effective in January 2011 in connection with his appointment as our Senior Vice President and General Manager, Smart Display Division; Mr. Deutsch, whose base salary was effective in January 2013 in connection with his appointment as our Senior Vice President of Worldwide Sales; and Mr. Wang, whose base salary was effective in September 2012 in connection with his appointment as our Senior Vice President of Silicon Engineering.
(2)	Except as otherwise indicated, the amounts shown in this column constitute discretionary bonuses paid for fiscal 2013, 2012 and 2011. See “Compensation Discussion and Analysis — Fiscal 2013 Bonus Decisions — Discretionary Bonuses” for more information.
(3)	The amounts shown in this column represent the grant date fair value of MSU and DSU awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. We determine the grant date fair value of each DSU award using the closing price of our common stock on the date of grant. We determine the grant date fair value of each MSU award using the Monte Carlo simulation model. Each officer forfeits the unvested portion, if any, of the officer’s MSU and DSU awards if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Plan. The vesting on any DSU awards will accelerate if the officer is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company. For further information on these awards, see the “Grants of Plan-Based Awards” table of this proxy statement.

(4)	The amounts shown in this column reflect the grant date fair value of stock option awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of stock option awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2013. Each officer forfeits the unvested portion, if any, of the officer’s stock options if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Plan. The vesting on any stock option awards will accelerate if the executive officer is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company. For further information on these awards, see the “Grants of Plan-Based Awards” table of this proxy statement.
(5)	The amounts shown in this column constitute amounts earned under our fiscal 2013, 2012, and 2011 annual performance-based cash bonus plan, which include amounts that were calculated, approved, and paid in fiscal 2014, 2013, and 2012, respectively. See “Compensation Discussion and Analysis—Fiscal 2013 Bonus Decisions — Performance-Based Bonuses” for more information.
(6)	We do not maintain any pension or nonqualified deferred compensation programs.
(7)	Except as otherwise indicated, the amounts shown in this column consist of matching contributions to our company’s 401(k) plan.
(8)	This amount includes a $190,000 moving allowance.
(9)	This amount is a $10,000 one-time cash sign-on bonus.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our Named Executive Officers in the fiscal year ended June 30, 2013.

GRANTS OF PLAN-BASED AWARDS

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Grant Date
		Under Non-Equity			Under Equity			Shares of	Securities	Price of	Fair Value
		Incentive Plan Awards (1)			Incentive Plan Awards(2)			Stock or	Underlying	Option	of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	and Option
Name	Grant Date	($)	($)	($)	($)	($)	($)	(#)(3)	(#)(4)	($/Sh)	Awards(5)
Richard A. Bergman		—	$600,000	—	—	—	—	—	—	—	—
	10/31/2012	—	—	—	—	—	—	—	18,750	$23.16	$164,291
	11/15/2012	—	—	—	—	30,000	60,000	—	—	—	$774,510
	1/28/2013	—	—	—	—	—	—	—	18,750	$35.76	$234,683
	4/29/2013	—	—	—	—	—	—	—	18,750	$42.57	$280,292
Kathleen A. Bayless		—	$217,750	—	—	—	—	—	—	—	—
	10/31/2012	—	—	—	—	—	—	—	4,375	$23.16	$38,335
	11/15/2012	—	—	—	—	7,000	14,000	—	—	—	$180,719
	1/28/2013	—	—	—	—	—	—	—	4,375	$35.76	$54,759
	4/29/2013	—	—	—	—	—	—	—	4,375	$42.57	$65,401
Kevin D. Barber		—	$195,000	—	—	—	—	—	—	—	—
	10/31/2012	—	—	—	—	—	—	—	5,875	$23.16	$51,478
	11/15/2012	—	—	—	—	9,400	18,800	—	—	—	$242,680
	1/28/2013	—	—	—	—	—	—	—	5,875	$35.76	$73,534
	4/29/2013	—	—	—	—	—	—	—	5,875	$42.57	$87,825
Scott Deutsch		—	$80,037	—	—	—	—	—	—	—	—
	1/28/2013	—		—	—	—	—	—	50,000	$35.76	$625,820
	1/28/2013	—	—	—	—	—	—	20,000	—	—	$715,200
David Wang		—	$161,125	—	—	—	—	—	—	—	—
	9/4/2012	—	—	—	—	—	—	—	45,000	$30.13	$490,680
	9/4/2012	—	—	—	—	—	—	18,000	—	—	$542,340
	11/15/2012	—	—	—	—	2,000	4,000	—	—	—	$51,634

(1)	Our fiscal 2013 annual performance-based cash bonus plan had no threshold or maximums. The amounts reflect the applicable target incentive compensation opportunity for our Named Executive Officers under our fiscal 2013 annual performance-based cash bonus plan. Messrs. Deutsch’s and Wang’s annual performance-based cash bonus targets of $185,250 and $195,000, respectively, have been pro-rated from their respective hire dates. All such awards have been paid, and the actual amounts paid are set forth under “Non-Equity Incentive Plan Compensation” in the Fiscal 2013 Summary Compensation Table above. Our fiscal 2013 annual performance-based cash bonus plan is discussed under “Compensation Discussion and Analysis — Fiscal 2013 Bonus Decisions.”
(2)	These MSU awards were granted under our 2010 Plan. Each MSU award consists of the right to receive a specified number of shares of our common stock if the award’s performance conditions are satisfied. The shares of our common stock subject to such MSU awards will be earned, if at all, based on our TSR compared to that of the Index over a one-year, a two-year, and a three-year performance period. In other words, the actual number of shares of our common stock that may be earned under the MSU awards will vary based on over- or under-performance of our TSR compared to that of the companies in the Index over the specified performance periods. The target number of shares of our common stock subject to each MSU award will be earned if our TSR equals that of the Index as measured over the one-year, the two-year, and the three-year performance periods (as determined on September 30, 2013, September 30, 2014, and September 30, 2015). Payouts are scaled such that below-target performance will result in a reduction in the number of shares of our common stock earned using a two-to-one ratio, while above-target performance will result in an increase in the number of shares of our common stock earned using a two-to-one ratio (subject to a cap of 200% of the target number of shares subject to the market stock unit awards if our total TSR is 50 percentage points or more above the Index).

(3)	These DSU awards were granted under our 2010 Plan and generally vest 1/3rd of the total number of shares subject to the award on the first anniversary of the grant date and thereafter 1/12th of the total number of shares subject to the award vest each quarter until fully vested. Each officer forfeits the unvested portion, if any, of the officer’s DSUs if the officer’s service to our company is terminated for any reason except as may otherwise be determined by the plan committee approved by our Board of Directors as the administrator of our 2010 Plan. Notwithstanding the foregoing, the vesting of any DSU award will accelerate if the officer is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company.
(4)	These stock options awards were granted under our 2010 Plan. The stock options granted to Messrs. Bergman and Barber and Ms. Bayless generally vest 1/36th of the total number of shares subject to the option vest each month following the grant date until fully vested. The stock options granted to Messrs. Deutsch and Wang generally vest 1/3rd of the total number of shares subject to the option on the first anniversary of the grant date and thereafter 1/36th of the total number of shares subject to the option vest each quarter until fully vested. Each officer forfeits the unvested portion, if any, of the officer’s stock options if the officer’s service to our company is terminated for any reason except as may otherwise be determined by the plan committee approved by our Board of Directors as the administrator of our 2010 Plan. Notwithstanding the foregoing, the vesting on any stock option awards will accelerate if the officer is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company.
(5)	The amounts shown in this column represent the grant date fair value for stock option, DSU awards, and MSU awards granted to our Named Executive Officers calculated in accordance with ASC Topic 718, excluding the effects of forfeitures. We determine the grant date fair value of each DSU award using the closing price of our common stock on the date of grant. We determine the grant date fair value of each MSU award using the Monte Carlo simulation model. The assumptions used in determining the grant date fair value of stock options awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2013.

Outstanding Equity Awards

The following table sets forth information with respect to outstanding equity-based awards held by our Named Executive Officers as of June 30, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

			Option Awards					Stock Awards
					Equity						Equity Incentive
					Incentive					Equity Incentive	Plan Awards:
					Plan Awards:				Market	Plan Awards:	Market or
			Number of	Number of	Number of			Number of	Value of	Number of	Payout Value of
			Securities	Securities	Securities			Shares or	Shares or	Undearned	Undearned
			Underlying	Underlying	Underlying			Units of	Units of	Shares, Units or	Shares, Units or
			Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Other Rights	Other Rights
			Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have Not	That Have Not
	Grant		(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Date (1)		Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)			(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Richard A. Bergman	09/28/11	(2)	158,124	241,876	—	$23.25	09/28/18			—	—
	10/31/12		4,166	14,584	—	$23.16	10/31/19	—	—	—	—
	01/28/13		2,604	16,146	—	$35.76	01/28/20	—	—	—	—
	04/29/13		1,041	17,709	—	$42.57	04/29/20	—	—	—	—
	09/28/11	(3)	—	—	—	—	—	6,250	$241,000	—	—
	09/28/11	(4)	—	—	—	—	—	5,000	$192,800	—	—
	11/15/12	(5)	—	—	—	—	—	—	—	30,000	$1,156,800
Kathleen A. Bayless	03/02/09	(2)	150,000	—	—	$19.40	03/02/19	—	—	—	—
	01/25/10	(6)	34,166	5,834	—	$26.28	01/25/20	—	—	—	—
	01/24/11	(7)	22,655	14,845	—	$27.99	01/24/18	—	—	—	—
	01/30/12	(7)	6,250	12,500	—	$37.20	01/30/17	—	—	—	—
	10/31/12		972	3,403	—	$23.16	10/31/19	—	—	—	—
	01/28/13		607	3,768	—	$35.76	01/28/20	—	—	—	—
	04/29/13		243	4,132	—	$42.57	04/29/20	—	—	—	—
	01/30/12	(8)	—	—	—	—	—	6,449	$248,673	—	—
	11/15/12	(5)	—	—	—	—	—	—	—	7,000	$269,920
Kevin D. Barber	01/24/11	(2)	66,458	43,542	—	$27.99	01/24/18	—	—	—	—
	10/24/11	(7)	7,291	10,209	—	$32.53	10/24/18	—	—	—	—
	10/31/12		1,305	4,570	—	$23.16	10/31/19	—	—	—	—
	01/28/13		815	5,060	—	$35.76	01/28/20	—	—	—	—
	04/29/13		326	5,549	—	$42.57	04/29/20	—	—	—	—
	10/24/11	(8)	—	—	—	—	—	5,469	$210,885	—	—
	11/15/12	(5)	—	—	—	—	—	—	—	9,400	$362,464
Scott Deutsch	01/28/13	(9)	—	50,000	—	$35.76	01/28/20	—	—	—	—
	01/28/13	(10)	—	—	—	—	—	20,000	$771,200	—	—
David Wang	09/04/12	(9)	—	45,000	—	$30.13	09/04/19	—	—	—	—
	09/04/12	(10)	—	—	—	—	—	18,000	$694,080	—	—
	11/15/12	(5)	—	—	—	—	—	—	—	2,000	$77,120

(1)	The vesting schedule for stock option awards currently is generally 1/36th of the total shares each month after the grant date.
(2)	These stock option awards vest 1/4th of the total shares on the first anniversary of the grant date and 1/48th of the total shares each month thereafter. The vesting on any stock option awards will accelerate if the officer is terminated by us without good cause or by him or her with good reason following during the 18-month period following a change of control of our company.

(3)	These DSU awards vest 1/4th of the total shares on the first anniversary of the grant date and 1/16th of the total shares each quarter thereafter. The vesting on any DSU awards will accelerate if the officer is terminated by us without good cause or by him or her with good reason following during the 18-month period following a change of control of our company.
(4)	These DSU awards vest 1/24th of the total shares each month following the grant date. The vesting on any DSU awards will accelerate if the officer is terminated by us without good cause or by him or her with good reason following during the 18-month period following a change of control of our company.
(5)	Each MSU award consists of the right to receive a specified number of shares of our common stock if the award’s performance conditions are satisfied. The shares of our common stock subject to such MSU awards will be earned, if at all, based on our TSR compared to that of the Index over a one-year, a two-year, and a three-year performance period. In other words, the actual number of shares of our common stock that may be earned under the MSU awards will vary based on over- or under-performance of our TSR compared to that of the companies in the Index over the specified performance periods. The target number of shares of our common stock subject to each MSU award will be earned if our TSR equals that of the Index as measured over the one-year, the two-year, and the three-year performance periods (as determined on September 30, 2013, September 30, 2014, and September 30, 2015). Payouts are scaled such that below-target performance will result in a reduction in the number of shares of our common stock earned using a two-to-one ratio, while above-target performance will result in an increase in the number of shares of our common stock earned using a two-to-one ratio (subject to a cap of 200% of the target number of shares subject to the MSU awards if our TSR is 50 percentage points or more above the Index).
(6)	These stock option awards vest 1/4th of the total shares on the first anniversary of the grant date and 1/48th of the total shares each month thereafter.
(7)	These stock option awards vest 1/48th of the total shares each month after the grant date.
(8)	These DSU awards vest 16th of the total shares each quarter after the grant date.
(9)	These stock option awards vest 1/3rd of the total shares on the first anniversary of the grant date and 1/36th of the total share each month thereafter.
(10)	These DSU awards vest 1/3rd of the total shares on the first anniversary of the grant date and 1/12th of the total share each quarter thereafter.

Option Exercises and Vested Stock

The following table describes, for our Named Executive Officers, the number of shares acquired on the exercise of options and vesting of stock awards and the value realized on exercise of options and vesting of stock awards during the fiscal year ended June 30, 2013.

OPTION EXERCISES AND STOCK VESTING

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard A. Bergman	30,000	$615,300	18,750	$580,381
Kathleen A. Bayless	15,000	$322,350	2,345	$73,783
Kevin D. Barber	—	—	2,188	$68,840
Scott Deutsch	—	—	—	—
David Wang	—	—	—	—

For option awards, the value realized is computed as the difference between the market price on the date of exercise and the exercise price multiplied by the number of options exercised. For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date multiplied by the number of shares vested.

Employment Arrangements

While we do not have employment agreements with any of our executive officers, the initial terms and conditions of employment for each of our Named Executive Officers have been set forth in a written employment offer letter. Each of these arrangements was approved on our behalf by the Compensation Committee or, in certain instances, our Board of Directors.

In filling our executive positions, our Board of Directors and the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, our Board of Directors and the Compensation Committee recognized that they would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board of Directors and the Compensation Committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual performance-based cash bonus opportunity, and a stock-based compensation award in the form of stock options to purchase shares of our common stock and DSU awards.

Mr. Deutsch’s Employment Offer Letter

In January 2013, we extended an employment offer letter to Mr. Deutsch in connection with his appointment as our Senior Vice President of Worldwide Sales. The terms and conditions of his employment were negotiated on our behalf by our Chief Executive Officer and reviewed and approved by the Compensation Committee. Under his employment offer letter, Mr. Deutsch’s initial annual base salary was set at $285,000 and his initial target annual cash bonus opportunity was established at 65% of his base salary. In addition, the employment offer letter stipulated that he is eligible to participate in all plans and programs applicable to our executive officers, including our annual incentive compensation program and standard welfare and health benefit programs.

Finally, we granted Mr. Deutsch a stock option to purchase 50,000 shares of our common stock at an exercise price of $35.76 per share, the fair market value of our common stock on the date of grant, and vesting as to 1/3rd of the underlying shares of common stock one year after his commencement of employment and as to 1/36th of the underlying shares each month thereafter. We also granted him a deferred stock unit award covering 20,000 shares of our common stock that vests as to 1/3rd of the underlying shares of common stock approximately one year after his commencement of employment and as to 1/12th of the underlying shares each quarter thereafter.

Mr. Wang’s Employment Offer Letter

In September 2012, we extended an employment offer letter to Mr. Wang in connection with his appointment as our Senior Vice President of Silicon Engineering. The terms and conditions of his employment were negotiated on our behalf by our Chief Executive Officer and reviewed and approved by the Compensation Committee. Under his employment offer letter, Mr. Wang’s initial annual base salary was set at $300,000 and his initial target annual cash bonus opportunity was established at 65% of his base salary. In addition, the employment offer letter stipulated that he is eligible to participate in all plans and programs applicable to our executive officers, including our annual incentive compensation program and standard welfare and health benefit programs.

Finally, we granted Mr. Wang a stock option to purchase 45,000 shares of our common stock at an exercise price of $30.13 per share, the fair market value of our common stock on the date of grant, and vesting as to 1/3rd of the underlying shares of common stock one year after his commencement of employment and as to 1/36th of the underlying shares each month thereafter. We also granted him a deferred stock unit award covering 18,000 shares of our common stock that vests as to 1/3rd of the underlying shares of common stock approximately one year after his commencement of employment and as to 1/12th of the underlying shares each quarter thereafter.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. From time to time, we may provide perquisites or other personal benefits in limited circumstances, such as when we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

In fiscal 2013, we provided Mr. Wang with a $10,000 sign-on bonus, in connection with his acceptance of our employment offer.

Nonqualified Deferred Compensation

We do not provide for any nonqualified deferred compensation for any of our employees.

Retirement and Other Benefits

We have established a tax-qualified Section 401(k) retirement savings plan for our executive officers, including our Named Executive Officers, on the same basis as for all of our other employees who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions of up to 30% of their current compensation, not to exceed the applicable statutory income tax limitation. Currently, we match 25% of the contributions made by participants in the plan. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by participants or by us to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our executive officers, including our Named Executive Officers, include medical, dental, vision, life, and disability insurance benefits and an employee stock purchase plan. These benefits are provided to our executive officers on the same basis as to all of our regular full-time employees.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Pension Benefits

We do not offer any pension benefits for any of our employees. We maintain a 401(k) plan in which our employees may participate, and we provide matching funds of 25% of the employee’s contribution up to a maximum of $4,250 per employee on a calendar year basis.

Severance Policy

In October 2011, our Board of Directors adopted an amended Severance Policy for Principal Executive Officers for certain executive officers designated by our Board of Directors who have completed at least one full year of employment with our company. Under the policy, we will pay 100% of base salary and targeted bonus in the case of our CEO and 50% of base salary and targeted bonus in the case of our other designated executive officers and pay the COBRA premium for coverage under our medical plan for the executive and the executive’s dependents following a termination of employment by us without “good cause” or by the executive officer for “good reason,” each as defined in the severance policy, for one year in the case of our CEO and six months in the case of our other designated executive officers. All unvested stock options and DSU awards held by our CEO or our other designated executive officers will cease to vest on such executive officer’s date of employment termination, and such executive officer’s vested stock options and DSU awards will be exercisable for 90 days after such executive officer’s date of employment termination, but not beyond their original term. The severance policy will terminate upon a “change of control” of our company as defined in the severance policy. Mr. Bergman is currently the only Named Executive Officer covered by the severance policy.

Change of Control Severance Agreements

In November 2012, we entered into an Amended and Restated Change of Control Severance Agreement with our CEO and individual Change of Control Severance Agreements with Ms. Bayless and Messrs. Barber and Wang. In January 2013, we entered into a Change of Control Severance Agreement with Mr. Deutsch. These agreements were designed by the Compensation Committee to meet current market expectations and were modeled after the practices of the companies in our compensation peer group. These agreements provide for specified payments and benefits only upon a qualifying termination of employment following a “change of control” of our company as defined in the agreements (a so-called “double trigger” arrangement), meaning that both a change in control of our company and a termination of employment must occur before the Named Executive Officer who is a party to an agreement is eligible to receive any payments or benefits.

Each of the agreements, which terminate on August 1, 2014, becomes operative upon a change of control of our company. The agreement with our CEO provides that, in the event of a termination of employment by our company without “good cause” or by him with “good reason,” each as defined in the agreement, within 18 months following a change in control of our company, he will be eligible to receive the following:

•	An amount equal to 150% of his base salary and target bonus for the fiscal year in which such termination of employment occurs; and

•	Continuation of health insurance coverage for him and his family for a period of 18 months.

The agreements with our other Named Executive Officers provide that, in the event of a termination of employment by our company without “good cause” or by the Named Executive Officer with “good reason” within 12 months following a change in control of our company, he or she will be eligible to receive the following:

•	An amount equal to 100% of such Named Executive Officer’s base salary and target bonus for the fiscal year in which such termination of employment occurs; and

•	Continuation of health insurance coverage for the Named Executive Officer and his or her family for a period of 12 months.

The foregoing payments and benefits are contingent upon the Named Executive Officer executing and not revoking a release of all claims that he or she may have against us. In addition, under the agreements, each Named Executive Officer has agreed to refrain from soliciting employees of our company to leave their employment or any prospective acquisition candidates during the term of the “change of control period” as defined in the agreements and while any severance payments are being made.

Further, each of the agreements provides that, in the event of a change of control of our company, all unvested stock options and DSU awards (but not including any MSU awards) will immediately vest in full if the employment of the Named Executive Officer is terminated by our company without “good cause” or by the Named Executive Officer with “good reason.” All unvested MSU awards will vest in accordance with the terms of the grant agreement for the MSU award in the event of a change of control of our company.

We have provided these agreements to the identified Named Executive Officers to mitigate a potential disincentive for these executive officers when they are evaluating a potential acquisition of our company, particularly when their services may not be required by the acquiring entity. These agreements have been drafted to provide each of our executive officers, including the Named Executive Officers, with consistent treatment and to avoid the inadvertent incurrence of an excise tax under Section 409A of the Code.

Except as described herein or under “Potential Payments Upon Termination or Change in Control” below, we do not offer our executive officers, including our Named Executive Officers, severance payments or benefits upon their termination of employment with our company, whether or not in connection with a change in control of our company.

Potential Payments Upon Termination or Change in Control

The following tables set forth certain information regarding potential payments and other benefits that would be payable to the Named Executive Officers upon termination of employment or a change of control of our company. The table below assumes that the termination or change of control event took place on June 30, 2013.

Richard A. Bergman

Executive Benefits	Termination Without Good Cause or with Good Reason (Not in Connection with a Qualifying Change of Control)	Termination Without Good Cause or with Good Reason Following a Qualifying Change of Control
Cash-based Severance	$1,200,000	$1,800,000
Health and Welfare Benefits	21,946	32,919
Equity Treatment	—	4,406,724	(1)

(1)	The amounts shown represent the market value of unvested stock options and DSUs that would become fully vested upon termination without good cause or with good reason following a qualifying change in control.

Kathleen A. Bayless

Executive Benefits	Termination Without Good Cause or with Good Reason (Not in Connection with a Qualifying Change of Control)	Termination Without Good Cause or with Good Reason Following a Qualifying Change of Control
Cash-based Severance	—	$552,750
Health and Welfare Benefits	—	21,603
Equity Treatment	—	557,183	(1)

(1)	The amounts shown represent the market value of unvested stock options and DSUs that would become fully vested upon termination without good cause or with good reason following a qualifying change in control.

Kevin Barber

Executive Benefits	Termination Without Good Cause or with Good Reason (Not in Connection with a Qualifying Change of Control)	Termination Without Good Cause or with Good Reason Following a Qualifying Change of Control
Cash-based Severance	—	$495,000
Health and Welfare Benefits	—	21,519
Equity Treatment	—	817,230	(1)

(1)	The amounts shown represent the market value of unvested stock options and DSUs that would become fully vested upon termination without good cause or with good reason following a qualifying change in control.

Scott Deutsch

Executive Benefits	Termination Without Good Cause or with Good Reason (Not in Connection with a Qualifying Change of Control)	Termination Without Good Cause or with Good Reason Following a Qualifying Change of Control
Cash-based Severance	—	$470,250
Health and Welfare Benefits	—	21,824
Equity Treatment	—	911,200	(1)

(1)	The amounts shown represent the market value of unvested stock options and DSUs that would become fully vested upon termination without good cause or with good reason following a qualifying change in control.

David Wang

Executive Benefits	Termination Without Good Cause or with Good Reason (Not in Connection with a Qualifying Change of Control)	Termination Without Good Cause or with Good Reason Following a Qualifying Change of Control
Cash-based Severance	—	$495,000
Health and Welfare Benefits	—	21,861
Equity Treatment	—	1,073,430	(1)

(1)	The amounts shown represent the market value of unvested stock options and DSUs that would become fully vested upon termination without good cause or with good reason following a qualifying change in control.

Indemnification Under Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that no director will be personally liable to our company or its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law, or the DGCL. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of our company and its stockholders, either directly or through stockholders’ derivative suits brought on behalf of our company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under the DGCL. In addition, we have adopted provisions in our bylaws and entered into indemnification agreements that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law. Indemnification may not apply in certain circumstances to actions arising under the federal securities laws.

Stock-Based Compensation Plan Information

The following table sets forth information, as of June 30, 2013, with respect to our common stock that may be issued from both stockholder approved and unapproved plans upon delivery of shares for MSUs and DSUs, exercise of outstanding stock options, the weighted average exercise price of outstanding stock options, and the number of securities available for future issuance under our various stock-based compensation plans.

Plan Category	Number of Securities to Be Issued Upon Delivery of Shares for DSUs and MSUs (a)	Number of Securities to Be Issued Upon Exercise of Outstanding Options (b)	Weighted- Average Exercise Price of Outstanding Options (c)	Number of Securities Remaining Available for Future Issuance Under Stock-Based Compensation Plans (Excluding Securities Reflected in Columns (a) and (b)) (d)
Stock-Based
Compensation Plans Approved by Stockholders	1,072,835	6,030,287	$26.15	1,674,601
Stock-Based
Compensation Plans Not Approved by Stockholders	—	—	—	—

Total	1,072,835	6,030,287	$26.15	1,674,601

2001 Incentive Compensation Plan

Our 2001 Incentive Compensation Plan, as amended, is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors, by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2001 Incentive Compensation Plan was adopted by our Board of Directors in March 2001 and approved by our stockholders in November 2001. Our 2001 Incentive Compensation Plan was replaced by our 2010 Incentive Compensation Plan upon approval by our stockholders in October 2010. As of June 30, 2013, options to purchase 3,646,825 shares of our common stock and 74,666 DSUs were outstanding under the 2001 Incentive Compensation Plan and 10,756,792 shares had been issued upon exercise of outstanding options and 977,617 net shares had been delivered upon vesting of DSUs.

2010 Incentive Compensation Plan

Our 2010 Plan is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and consultants by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2010 Plan was adopted by our Board of Directors in August 2010 and approved by our stockholders in October 2010. Under the 2010 Plan, an aggregate of 1,341,788 shares of our common stock as of the end of fiscal 2013 may be issued pursuant to the granting of options to acquire common stock, the direct granting of restricted common stock, DSUs, and MSUs, the granting of stock appreciation rights, or the granting of dividend equivalents. As of June 30, 2013, options to purchase 2,383,462 shares of our common stock and 998,169 DSUs and MSUs were outstanding under the 2010 Plan and 263,024 shares had been issued upon exercise of outstanding options and 356,482 net shares had been delivered upon vesting of DSUs and MSUs.

2010 Employee Stock Purchase Plan

Our 2010 Employee Stock Purchase Plan is designed to provide our employees with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our other stockholders and give them an additional incentive to use their best efforts for the long-term success of our company. The 2010 Employee Stock Purchase Plan was adopted by our Board of Directors in August 2010 and approved by our stockholders in October 2010, and we initially reserved for issuance 650,000 shares of our common stock. Beginning in fiscal 2012 and ending in fiscal 2019, an annual increase will be made equal to the lesser of 500,000 shares, 1% of all shares of common stock outstanding, or a lesser amount determined by our Board of Directors. During the year ended June 30, 2011, our Board of Directors determined it was not necessary to increase the number of shares available under our 2010 Employee Stock Purchase Plan. The cumulative shares authorized under the 2010 ESPP will be less than 10% of our shares outstanding from time to time, unless a greater number of shares are authorized by our stockholders. As of June 30, 2013, there were 332,813 shares reserved for issuance under the 2010 Employee Stock Purchase Plan. During fiscal 2013, 327,465 shares of common stock were issued under the 2010 Employee Stock Purchase Plan.

DIRECTOR COMPENSATION

We pay each non-employee director an annual retainer of $40,000 in cash or stock at the director’s election and pay our Chairman of the Board an additional annual retainer of $55,586. We also pay our non-employee directors an annual retainer for committee services in cash or stock at the director’s election as follows:

	Committee	Committee
	Chairman	Member
Audit Committee	$25,000	$10,000
Compensation Committee	$15,000	$7,500
Nominations and Corporate Governance Committee	$9,000	$5,000

Annual retainers for board and committee services are paid in quarterly installments.

In addition, non-employee directors are eligible to receive annual grants of stock options and DSUs under our 2010 Plan, with each non-employee director eligible to receive an annual grant of 3,000 DSUs and an annual grant of stock options to purchase 6,000 shares of our common stock. Newly elected non-employee directors receive an initial stock option grant to purchase 25,000 shares of our common stock. We reimburse non-employee directors for expenses incurred to attend Board of Directors and committee meetings.

In April 2013, our compensation committee approved changes to our non-employee director compensation program. Effective as of the date of the Annual Meeting of Stockholders, the annual retainer will be increased to $50,000 from $40,000, the annual grant of DSUs will be decreased to 2,500 from 3,000, and the number of shares underlying the annual grant of stock options will be decreased to 4,500 from 6,000. In addition, effective as of the date of the Annual Meeting of Stockholders, the additional annual retainer for the Chairman of the Board will be decreased to $22,500 from $55,586.

The following table sets forth the compensation paid by us to our non-employee directors for the fiscal year ended June 30, 2013. Employee directors do not receive any additional compensation for service on our Board of Directors.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Francis F. Lee	$95,586		$69,480	$43,530	—	—	—	$208,596
Jeffrey D. Buchanan	$65,000		$69,480	$43,530	—	—	—	$178,010
Nelson C. Chan	$59,000		$69,480	$43,530	—	—	—	$172,010
Keith B. Geeslin	$52,500		$69,480	$43,530	—	—	—	$165,510
Russell J. Knittel	$40,000		$69,480	$43,530	—	—	—	$153,010
Richard L. Sanquini	$59,917	(3)	$69,480	$43,530	—	—	—	$172,927
James L. Whims	$57,500		$69,480	$43,530	—	—	—	$170,510

(1)	The amounts shown in this column reflect the grant date fair value of DSU awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. We determine the grant date fair value of each DSU award using the closing price of our common stock on the date of grant. Each Board member forfeits the unvested portion, if any, of the Board member’s DSUs if the Board member’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Plan. There were no forfeitures of DSUs by our directors in fiscal 2013. As of June 30, 2013, each of the non-employee directors had the following number of stock awards outstanding: Mr. Lee (3,000); Mr. Buchanan (3,000); Mr. Chan (3,000); Mr. Geeslin (3,000); Mr. Knittel (3,000); Mr. Sanquini (3,000); and Mr. Whims (3,000).

(2)	The amounts shown in this column reflect the grant date fair value of stock option awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. The assumptions used in determining grant date fair value of our awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2013. Each Board member forfeits the unvested portion, if any, of the Board member’s stock options if the Board member’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Plan. There were no forfeitures of stock options by our directors in fiscal 2013. As of June 30, 2013, each of our non-employee directors had the following number of option awards outstanding: Mr. Lee (827,725); Mr. Buchanan (74,250); Mr. Chan (71,250); Mr. Geeslin (54,000); Mr. Knittel (766,193); Mr. Sanquini (6,516); and Mr. Whims (111,750).
(3)	Represents the value of our common stock paid to Mr. Sanquini as his annual retainer for Board and committee services as Mr. Sanquini elected to receive his annual retainer in shares of our common stock.

Stock option awards to continuing non-employee directors generally vest monthly over the period from the grant date through the subsequent annual stockholders meeting. New non-employee director stock option awards vest 1/4th of the total shares on the first anniversary of the grant date and 1/48th of the total shares each month thereafter. DSU awards to continuing non-employee directors generally vest quarterly over the period from the grant date through the subsequent annual stockholders meeting.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee consisting of three directors. The current members of the Audit Committee are Jeffrey D. Buchanan, Nelson C. Chan, and James L. Whims. Each of the committee members is “independent” of our company and management, as that term is defined under applicable NASDAQ listing standards and SEC rules.

The primary responsibility of the committee is to assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct of our company’s financial reporting process, including overseeing the financial reports and other financial information provided by our company to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our company’s systems of internal accounting and financial controls; and the annual independent audit of our company’s financial statements.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles.

In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 114. This included a discussion of the auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the committee concerning independence. The committee also discussed with the independent auditor the auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor, and considered the compatibility of non-audit services with auditor independence.

The committee discussed with the independent auditor the overall scope and plans for its audits. The committee met with the independent auditor, with and without management present, to discuss the results of its audit, its consideration of our company’s internal controls, and the overall quality of the financial reporting. The committee held five meetings with management of our company, all of which were attended by our independent auditor, with respect to the company’s financial statements and audit or quarterly review procedures.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors approved that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended June 30, 2013 for filing with the SEC. The committee also has appointed our company’s independent auditor.

The report has been furnished by the Audit Committee of the Board of Directors.

Jeffrey D. Buchanan, Chairman

Nelson C. Chan

James L. Whims

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the fiscal year ended June 30, 2013, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,

DIRECTORS, AND OFFICERS

The following table sets forth certain information regarding the beneficial ownership of our common stock on August 30, 2013 by (1) each director; (2) the Named Executive Officers listed in the Summary Compensation Table under the section entitled “Executive Compensation”; (3) all directors and executive officers as a group; and (4) each person or entity known by us to beneficially own or to exercise voting or dispositive control over more than 5% of our common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number(1)	Percent(2)
Directors and Named Executive Officers:
Richard A. Bergman(3)	207,100	*
Kathleen A. Bayless(4)	230,391	*
Kevin D. Barber(5)	89,446
Jeffrey D. Buchanan(6)	80,250	*
Nelson C. Chan(7)	74,968	*
Scott Deutsch	—	*
Keith B. Geeslin(8)	62,764	*
Russell J. Knittel(9)	775,289	2.3%
Francis F. Lee(10)	962,062	2.9%
Richard L. Sanquini(11)	21,767	*
David Wang(12)	16,648	*
James L. Whims(13)	129,000	*
All directors and executive officers as a group (16 persons)(14)	2,850,820	8.2%
5% Stockholders:
T. Rowe Price Associates, Inc.(15)	3,593,911	11.1%
BlackRock, Inc.(16)	3,514,833	10.9%
The Vanguard Group, Inc.(17)	1,983,769	6.1%

*	Less than 1%.
(1)	Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property laws. Except as otherwise indicated, each person may be reached at 1251 McKay Drive, San Jose, California 95131-1709. The numbers and percentages shown include the shares of common stock actually owned as of August 30, 2013 and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date.
(2)	The percentages shown are calculated based on 32,337,730 shares of common stock outstanding on August 30, 2013. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of August 30, 2013 upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(3)	Includes 184,061 shares issuable upon exercise of vested stock options and 2,500 shares issuable upon vesting of DSUs.
(4)	Includes 224,614 shares issuable upon exercise of vested stock options.
(5)	Includes 89,104 shares issuable upon exercise of vested stock options.
(6)	Includes 74,250 shares issuable upon exercise of vested stock options.
(7)	Includes 68,906 shares issuable upon exercise of vested stock options.
(8)	Includes 52,828 shares issuable upon exercise of vested stock options.
(9)	Includes 9,096 shares held by Russell J. Knittel and Veronica Knittel as Co-Trustees of The Knittel Revocable Living Trust and 766,193 shares issuable upon exercise of vested stock options.
(10)	Includes 4,000 shares held by Mr. Lee as custodian for his child; 65,487 shares held by EF Lee Family 2012 Irrevocable Trust; 32,422 shares held by Evelyn C. Lee, Trustee of the Evelyn Lee 2002 Irrevocable Trust; 32,422 shares held by Francis F. Lee, Trustee of the Francis Lee 2002 Irrevocable Trust; and 827,725 shares issuable upon exercise of vested stock options.

(11)	Includes 16,411 shares held by Richard L. Sanquini as trustee of the Sanquini 2002 Living Trust and 5,344 shares issuable upon exercise of vested stock options.
(12)	Includes 16,248 shares issuable upon exercise of vested stock options.
(13)	Includes 111,750 shares issuable upon exercise of vested stock options.
(14)	Includes 2,605,834 shares issuable upon exercise of vested stock options.
(15)	The information is as reported on Amendment No. 4 to Schedule 13G/A as filed February 6, 2013. The address of T. Rowe Price Associates, Inc. and T. Rowe Price Science & Technology Fund, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price Associates, Inc. has sole power to direct the disposition of 3,593,911 shares and sole power to vote 340,540 shares.
(16)	The information is as reported on Amendment No. 4 to Schedule 13G/A as filed June 7, 2013. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. has sole power to direct the disposition of 3,514,833 shares and sole power to vote 3,514,833 shares.
(17)	The information is as reported on Amendment No. 1 to Schedule 13G/A as filed February 11, 2013. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. has sole power to direct the disposition of 1,937,681 shares, shared power to direct the disposition of 46,088 shares, and sole power to vote 47,375 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 46,088 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,287 shares as a result of its serving as investment manager of Australian investment offerings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires the Audit Committee to review and approve all related party transactions and to review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change of control agreements, termination arrangements, and loans to employees made or guaranteed by our company.

Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with our company.

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Summary

In accordance with the Dodd-Frank Act, we are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 11. Our executive compensation program is designed to enable us to attract, motivate, and retain highly qualified executives. This program links cash incentive compensation to the achievement of pre-established personal goals and corporate financial performance objectives and provides long-term stock-based incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the Compensation Discussion and Analysis included in this proxy statement and the executive-related compensation tables for more information.

Base Salaries. We target base salaries at competitive levels required to attract, motivate, and retain highly qualified individuals reflecting our pay-for-performance philosophy that affords executives the opportunity to receive meaningful incentive compensation based on the performance of our company and our executives achieving individual goals set from time to time.

We maintain a performance-based incentive compensation program. Annual bonuses are intended to provide incentive compensation to individuals who contribute substantially to the success of our company based upon the achievement of company performance objectives, including meeting specified levels of operating profit, and individual performance goals that contribute to our long-term goal of building stockholder value. Our performance-based incentive compensation program results in a substantial portion of our executives’ potential total cash compensation being at risk. In practice, we have paid incentive compensation in each of the last three fiscal years.

Our stock-based compensation program is designed to align the interests of our management and the interests of our stockholders. Our company grants stock-based awards, including stock options and DSUs, periodically to our employees to provide them with additional incentive to work to maximize long-term total return to stockholders. Beginning in fiscal 2013, approximately 50% of the value of annual stock-based compensation awards granted to our executive officers are in the form of MSUs, which are DSUs that vest based on the achievement of a specified level of TSR compared with the Index over a three-year period. The remaining approximately 50% of the value of annual stock-based compensation awards are granted in the form of time-based stock options, which have value to our executive officers only to the extent that the market price of our common stock increases following the date of grant. We generally set vesting levels for stock options and MSUs over multiple year periods to encourage executive retention. We believe these stock-based awards are designed to result in limited rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our stockholders in general benefit from stock price appreciation. Grants of stock-based awards are intended to enable our executives to acquire or increase their proprietary interest in our company in order to align their interests with those of our stockholders and to align compensation with the price performance of our common stock by providing our executives with long-term performance incentives to focus their best efforts in the enhancement of stockholders value.

Independent Compensation Consultant. The Compensation Committee retains and works closely with Compensia, a leading independent executive compensation firm, in the design and implementation of its annual executive compensation program. Compensia provides no other services to our company.

Pay-for-Performance

We believe that we have an effective “pay-for-performance” philosophy that forms the foundation of all decisions regarding the compensation of our Named Executive Officers. We urge our stockholders to review the Compensation Discussion and Analysis included in this proxy statement and the executive-related compensation tables for more information regarding the compensation of our Named Executive Officers for fiscal 2013 and our executive compensation philosophy.

Proposed Resolution and Vote Required

Advisory approval of this proposal will require the affirmative vote of a majority of the votes cast on the proposal, assuming that is quorum is present at the meeting.

The following resolution is submitted for a stockholder vote at the Annual Meeting of Stockholders:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on our company, our Compensation Committee, or our Board of Directors. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2014 Annual Meeting of Stockholders.

Board Recommendation

Our Board of Directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL THREE:

APPROVAL OF AN AMENDMENT OF THE 2010 INCENTIVE COMPENSATION PLAN

In September 2013, our Board of Directors approved, upon the recommendation of the Compensation Committee of our Board of Directors (the “Committee”), and subject to the approval of our stockholders at the Annual Meeting, an amendment of our 2010 Plan to provide for an increase in the number of shares of our common stock available for future awards under the 2010 Plan of 3,000,000 shares (which would result in a total of 4,180,541 shares available for future awards). If our stockholders approve the proposed amendment of the 2010 Plan, then the 2010 Plan will be amended in the form of the Amended and Restated 2010 Incentive Compensation Plan, as amended, included as Appendix B to this proxy statement.

We are a Northern California-based high-growth technology company, and competition for qualified personnel in our industry is extremely intense, particularly for engineering and other technical personnel. Our success depends on our continued ability to recruit, motivate, reward, and retain qualified personnel, and our 2010 Plan has been an important factor in enabling us to recruit, motivate, reward, and retain many qualified employees. The continued use of stock-based incentive compensation is necessary for us to compete for engineering and other technical personnel and professional talent without significantly increasing cash compensation costs. Accordingly, we believe that the amendment to our 2010 Plan is essential to our continued success and therefore in the best interests of our company and our stockholders.

In evaluating the amendment to increase the number of shares available for issuance under the 2010 Plan, our Board of Directors considered a number of factors, including the following:

•	Historical Grant Practices. Our board of directors considered the historical number of equity awards granted under our 2010 Plan and our Amended and Restated 2001 Incentive Compensation Plan, which was replaced by our 2010 Plan. To date, we have awarded only stock options, MSUs, and DSUs under the 2010 Plan. In fiscal 2011, 2012, and 2013, the gross number of equity awards granted was 2,460,261, 1,826,719, and 1,159,673, representing 7.2%, 5.5%, and 3.6% of basic weighted average common shares outstanding for each year, respectively.

•	Burn Rate. One method we use to manage our long-term stockholder dilution is by limiting the number of equity awards granted annually and by granting only the appropriate number of equity awards necessary to recruit, motivate, reward, and retain employees. Our three-year average burn-rate, as determined under a formula developed and published by a proxy advisory firm, is 7.1%, which is greater than the median burn rate of approximately 6.6% for companies in our Global Industry Classification Standards Peer Group (Semiconductor and Semiconductor Equipment Companies), as published by the proxy advisory firm for 2013. The 7.1% three-year average burn-rate reflects a multiplier of 2 to 1 for our DSU grants and MSU shares delivered, which is based on the volatility of the price of our common stock on the NASDAQ Global Select Market, as determined by the proxy advisory firm. Under the proxy advisory firm’s formula, our burn-rate for fiscal 2011 was 8.8%, for fiscal 2012 was 7.5%, and for fiscal 2013 was 5.1%. Our three-year average burn rate is impacted by both our fiscal 2011 and 2012 executive compensation that was not typical for our company. Our fiscal 2011 burn rate reflected the departure of our former President and CEO and the appointment of one of our long-time executives as our Interim President and CEO while we pursued a search for our current President and CEO. We granted options to purchase shares of our common stock designed to induce this executive to defer his retirement to assume the role of Interim President and CEO during the search and to ensure a smooth transition to our new President and CEO during a period of a difficult and changing business conditions. Our fiscal 2012 burn rate reflects initial equity awards granted to Mr. Bergman as inducement to accept our offer of employment and appointment to the position of President and CEO.

•	Forecasted Grant Practices. We currently forecast that the requested share increase will be sufficient to help us achieve our goals of recruiting, motivating, rewarding, and retaining our talented personnel until the date of the annual meeting of stockholders in 2016; however, a change in business conditions or our strategy could alter this projection. Based on our historical grant practices, we currently forecast granting stock options, MSUs, and DSUs covering approximately 1,500,000 shares over the next year, which is approximately 4.6% of our common shares outstanding as of August 30, 2013.

As of August 30, 2013, 1,180,541 shares were available for grant under the 2010 Plan and we are proposing to amend the 2010 Plan to increase by 3,000,000 the number of shares that may be issued under the 2010 Plan. We project cancellation of options and forfeitures of MSUs and DSUs back into our 2010 Plan of approximately 300,000 shares over the coming year based on historic rates.

If our expectation of cancellations and forfeitures is accurate, our net grants (grants less cancellations and forfeitures) over the next year would be approximately 1,200,000 shares, or approximately 3.7% of our common shares outstanding as of August 30, 2013. As of August 30, 2013, the number of outstanding shares of common stock was 32,337,730 and the closing price of our common stock as reported on the NASDAQ Global Select Market was $38.66.

•	Awards Outstanding Under Existing Grants. As of August 30, 2013, we have 1,180,541 shares available for grant under the 2010 Plan and 6,957,868 outstanding awards, consisting of 5,962,261 outstanding stock options with a weighted average exercise price of $26.51 and weighted average remaining contractual term of 4.85 years, and 995,607 outstanding full-value awards (in the form of DSUs and MSUs). Of the 5,962,261 outstanding stock options, 4,517,743 are exercisable and 4,380,374, or 97%, of the exercisable stock options are in-the-money. Of the 4,380,374 exercisable in-the-money stock options, 1,048,056 have been outstanding for more than six years.

The 2010 Plan is our only currently active equity award plan (other than our employee stock purchase plan for our employees). As of August 30, 2013 and excluding awards under our employee stock purchase plan, our 6,957,868 outstanding awards plus 1,180,541 shares available for future grant under the 2010 Plan represent approximately 25.2% of our outstanding shares (commonly referred to as the “overhang”). When reduced by the 1,048,056 outstanding in-the-money stock options that have been outstanding for more than six years, the adjusted overhang is approximately 21.9% of our outstanding shares.

Reasons for our Stockholders to Approve the Amendment

•	As mentioned above, competition for qualified personnel in our industry is extremely intense, particularly for engineering and other technical personnel. Our 2010 Plan has been an important factor in enabling us to attract, hire, motivate, and retain many qualified employees, and the continued use of stock-based incentive compensation is necessary for us to compete for engineering and other technical personnel and professional talent without significantly increasing cash compensation costs.

•	Stock-based incentive compensation grants encourage our employees to work to maximize long-term total return to stockholders and aligns the interests of our employees with those of our stockholders.

•	Stock-based compensation grants encourage our employees to think and take actions that create long-term stockholder value and promote the long-term sustainability of our business. We believe the continued use of stock-based compensation benefits our stockholders by focusing employees on maximizing stockholder value.

•	Stock-based incentive compensation is an important component of our performance-based philosophy to compensation.

•	Our overhang reflects our commitment to long-term stockholder value through our stock repurchase program. In the three year period ended August 30, 2013, we have repurchased 7,729,523 shares and since we began our stock repurchase program in 2005, we have repurchased a split adjusted 23,144.886 shares for approximately $510 million.

•	Our overhang includes the impact of 4,380,374 exercisable in-the-money stock options, which we believe demonstrates our employee’s confidence in the value and future of the company.

•	The 2010 Plan is currently our sole plan (other than our 2010 Employee Stock Purchase Plan, as amended, for our employees) for awarding stock-based incentive compensation to our eligible employees, consultants, and non-employee directors.

•	Our Board of Directors approved the proposed increase in the number of shares authorized for awards under the 2010 Plan to ensure the availability of a sufficient number of shares of our common stock for future equity grants. Our Board of Directors believes that the share increase to the 2010 Plan will assist us in structuring competitive compensation packages for executive officers, key employees and non-employee directors.

•	If our stockholders approve the amendment of the 2010 Plan at the Annual Meeting, our Board of Directors believes that the shares available under the 2010 Plan should be sufficient to meet our presently anticipated equity grant needs for our employees, consultants, and non-employee directors until at least the date of our annual meeting of stockholders in 2016.

If our Stockholder’s do not Approve the Amendment

•	If our stockholders do not approve the amendment of the 2010 Plan at the Annual Meeting, the amendment of the 2010 Plan will not become effective, and the existing version of the 2010 Plan will continue in effect in accordance with its terms.

•	We are a successful public company and have delivered consecutive profitable quarterly results since our initial public offering in January 2002. On a split-adjusted basis, we had 34,173,078 shares outstanding at the time we went public. During the past 11 years, we have successfully managed the potential dilution of our employee stock-based incentive compensation programs through our ongoing stock repurchase program, which began in 2005, and to date have repurchased a split adjusted 23,144.886 shares for approximately $510 million. As of August 30, 2013, our outstanding shares are 32,337,730. If our stockholders do not approve the amendment of the 2010 Plan, we may be required to increase our cash incentive compensation programs to remain competitive, potentially reducing cash resources available for our ongoing stock repurchase program.

•	Our employees and executive team have been instrumental in supporting the achievement of our historical success and, together with our stockholders, have shared in that success through our stock-based incentive compensation programs. If our stockholders to not approve the amendment to the 2010 Plan, our ability to recruit, motivate, reward, and retain highly qualified employees and executives in the markets we recruit from could be severely limited, potentially impacting our ability to compete effectively for high caliber employees and executive talent in the markets we serve.

Vote Required and Board Recommendation

At the Annual Meeting, our stockholders will be requested to consider and approve the amendment of the 2010 Plan described in this proposal. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required to approve this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT OF OUR 2010 PLAN.

Summary of 2010 Plan

Purpose

The 2010 Plan is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and consultants by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value.

Awards

The 2010 Plan provides for the grant of stock options, stock appreciation rights, deferred stock units, restricted stock, bonus stock, dividend equivalents, other stock-related awards, and performance awards that may be settled in cash, stock, or other property.

Shares Available for Awards

If the amendment of the 2010 Plan is approved by our stockholders at the Annual Meeting, then a total of 4,180,541 shares of our Common Stock will be authorized, reserved and available for grants of future awards under the 2010 Plan as of the date of the Annual Meeting.

Limitations on Awards

The 2010 Plan imposes individual limitations on certain awards, in part to comply with Section 162(m) of the Code. No more than 1,000,000 shares of our common stock reserved for issuance under the 2010 Plan may be granted to an individual during any fiscal year pursuant to awards granted under the 2010 Plan. The maximum amount that may be earned by any individual on annual incentive award or other cash award for any fiscal year is $2.0 million, and the maximum amount that may be earned by any individual as a performance award or other cash award for a performance period is $5.0 million.

No outstanding options may be repriced without stockholder approval (that is, we cannot amend an outstanding option to lower the exercise price or exchange an outstanding option for a new option with a lower exercise price). In addition, the 2010 Plan prohibits us from exchanging an outstanding option with an exercise price above the then current fair market value of our common stock for cash or another award, or taking any other action that may be treated as a repricing.

Capitalization Adjustments

In the event that any dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spinoff, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects our common stock, then the committee (as defined below) will substitute, exchange, or adjust any or all of the following in such manner as it deems equitable: (1) the kind and number of shares available under the 2010 Plan; (2) the kind and number of shares subject to limitations on awards described in the preceding section; (3) the kind and number of shares subject to all outstanding awards; (4) the exercise price, grant price, or purchase price relating to any award; and (5) any other affected terms of awards.

Eligibility

The persons eligible to receive awards under the 2010 Plan consist of officers, directors, employees, and consultants. However, incentive stock options may be granted under the 2010 Plan only to our employees, including our officers who are employees.

Administration

The 2010 Plan will be administered by a committee approved by our Board of Directors. The committee members will be (i) “non-employee directors” as defined by Rule 16b-3 under the Exchange Act, unless administration of the 2010 Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the 2010 Plan, and (ii) “outside directors” within the meaning of Section 162(m) of the Code, unless administration of the 2010 Plan by “outside directors” is not then required in order to qualify for tax deductibility under Section 162(m) of the Code. Subject to the terms of the 2010 Plan, the committee is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2010 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2010 Plan. The committee may amend the terms of outstanding awards, in its discretion. Any amendment that adversely affects the rights of the award recipient, however, must receive the approval of such recipient.

Stock Options and Stock Appreciation Rights

The committee is authorized to grant stock options, including both incentive stock options and non-qualified stock options. In addition, the committee is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation of our common stock between the grant date and the exercise date of the stock appreciation right. The committee determines the exercise price per share subject to an option and the grant price of a stock appreciation right; however, the per share exercise price of an option or stock appreciation right must not be less than the fair market value of a share of our common stock on the grant date. The committee generally will fix the maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment or service, except that no option or stock appreciation right may have a term exceeding seven years. Options may be exercised by payment of the exercise price in any form of legal consideration specified by the committee, including cash, shares (including cancellation of a portion of the shares subject to the award), outstanding awards, or other property having a fair market value equal to the exercise price. Options may also be exercisable in connection with a broker-assisted sales transaction (a “cashless exercise”) as determined by the committee. The committee determines methods of exercise and settlement and other terms of the stock appreciation rights.

Restricted Stock and Deferred Stock Units

The committee is authorized to grant restricted stock and deferred stock units. Restricted stock is a grant of shares of our common stock, which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment or service prior to the end of a restricted period specified by the committee. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the committee. An award of deferred stock units confers upon a participant the right to receive shares of our common stock at the end of a specified period or upon achievement of performance goals and may be subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified period. Restricted stock and deferred stock units that are not performance-based will have minimum restriction periods of not less than three years, and performance-based restricted stock and deferred stock units will have minimum restrictive periods of not less than one year provided that a total of not more than 400,000 shares of common stock may be the subject of restricted stock and deferred stock units without regard to such minimum restriction periods. Prior to settlement, an award of deferred stock units carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below. The committee determines all of the terms of the restricted stock and deferred stock units awards subject to the terms of the 2010 Plan.

Dividend Equivalents

The committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of our common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of our common stock, awards, or otherwise as specified by the committee. The committee determines all of the terms of the dividend equivalent awards subject to the terms of the 2010 Plan.

Bonus Stock and Awards in Lieu of Cash Obligations

The committee is authorized to grant shares of our common stock as a bonus free of restrictions for services performed for us or to grant shares of our common stock or other awards in lieu of our obligations to pay cash under the 2010 Plan or other plans or compensatory arrangements, subject to such terms as the committee may specify.

Other Stock Based Awards

The committee is authorized to grant awards under the 2010 Plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our common stock, purchase rights for shares of our common stock, awards with value and payment contingent upon our performance or any other factors designated by the committee, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The committee determines the terms and conditions of such awards provided that such awards shall have a restricted period of not less than three years or not less than one year in the case of performance-based awards.

Performance Awards

The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions, including subjective individual goals, as may be specified by the committee. In addition, the 2010 Plan authorizes specific performance awards, which represent a conditional right to receive cash, shares of our common stock, or other awards upon achievement of certain pre-established performance goals and subjective individual goals during a specified fiscal year or years. Performance awards granted to persons whom the committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) may, if and to the extent intended by the committee, be subject to provisions that should qualify such awards as “performance based” compensation not subject to the limitation on the tax deductibility by us under Section 162(m). For purposes of Section 162(m), the term “covered employee” means our Chief Executive Officer and our three other highest compensated officers (excluding our Chief Financial Officer) as of the end of a taxable year as disclosed in our SEC filings. If and to the extent required under Section 162(m), any power or authority relating to a performance award intended to qualify under Section 162(m) is to be exercised by a committee which will qualify under Section 162(m).

Subject to the requirements of the 2010 Plan, the committee will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement. One or more of the following business criteria based on our consolidated financial statements, and/or those of our affiliates, or for our business units (except with respect to the TSR and earnings per share criteria), will be used by the committee in establishing performance goals for performance awards designed to comply with the performance-based compensation exception to Section 162(m): (1) TSR, (2) TSR compared to total return (on a comparable basis) of a publicly available index, such as the Standard & Poor’s 500 Stock Index, (3) net income, (4) pretax earnings, (5) earnings before interest expense, taxes, depreciation, and amortization, (6) pretax operating earnings after interest expense but before bonuses, service fees, and extraordinary or special items, (7) operating margin, (8) earnings per share, (9) return on equity, (10) return on capital, (11) return on investment, (12) operating earnings, (13) working capital or inventory, (14) operating earnings before the expense for share based awards, and (15) ratio of debt to stockholders’ equity. In granting performance awards, the committee may establish unfunded award “pools,” the amounts of which will be based upon the achievement of a performance goal or goals based on one or more of certain business criteria described in the 2010 Plan. During the first 90 days of a performance period, the committee will determine who will potentially receive performance awards for that performance period, either out of the pool or otherwise. For performance awards that are intended to qualify as performance based awards under Section 162(m), the performance goals and the determination of their achievement will be made in accordance with Section 162(m). The committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award. The committee is authorized to adjust performance conditions and other terms of awards in response to unusual or nonrecurring events or in response to changes in applicable laws, regulations, or accounting principles.

Other Terms of Awards

Awards may be settled in the form of cash, shares of our common stock, other awards, or other property in the discretion of the committee. Awards under the 2010 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The committee is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the 2010 Plan. The committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2010 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the committee may, in its discretion, permit transfers of awards subject to any applicable legal restrictions.

Acceleration of Vesting; Change in Control

The committee, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including if we undergo a “change in control,” as defined in the 2010 Plan. In addition, the committee may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any change in control. The award agreement may provide for the vesting of an award upon a change of control, including vesting if a participant is terminated by us or our successor without “cause” or terminates for “good reason,” as defined in the 2010 Plan.

In the event of a “corporate transaction,” as defined in the 2010 Plan, the acquiror may assume or substitute for each outstanding stock option. If the acquiror does not assume or substitute for an outstanding stock option, such stock option will terminate immediately prior to the close of such corporate transaction to the extent the option is not exercised.

Amendment and Termination

Our Board of Directors may amend, alter, suspend, discontinue, or terminate the 2010 Plan or the committee’s authority to grant awards without further stockholder approval, except stockholder approval will be obtained for any amendment or alteration if such approval is deemed necessary and advisable by our Board of Directors or any amendment for which stockholder approval is required by law or the primary stock exchange on which our common stock trades, or the amendment or alteration to the Plan materially increases the benefits accruing to the participants under the Plan, materially increases the number of securities that may be issued under the Plan, or materially modifies the requirements for participation in the Plan. Unless earlier terminated by our Board of Directors, the 2010 Plan will terminate 10 years after the adoption by our Board of Directors of the 2010 Plan. Amendments to the 2010 Plan or any award require the consent of the affected participant if the amendment has a material adverse effect on the participant’s previously granted and outstanding awards.

Federal Income Tax Consequences of Awards

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2010 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options

Generally, there is no taxation upon the grant of a nonqualified stock option if the option is granted with an exercise price per share equal to the fair market value of the underlying stock on the grant date. On exercise (including upon a broker-assisted or “cashless” exercise), an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock received over the exercise price paid. If the optionee is our employee or an employee of one of our affiliates, that income will be subject to employment taxes and withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

The 2010 Plan provides for the grant of stock options that qualify as “incentive stock options,” which are referred to as ISOs, as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which is referred to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which is referred to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the Required Holding Period. If there is a Disqualifying Disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, subject to Section 162(m) and provided that amount is reasonable, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. Where no amount is paid for the stock, then the full fair market value of the stock received is ordinary income to the recipient. If, however, the stock is not vested when it is received (for example, if the stock is restricted stock and the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock. If the recipient makes an election to be taxed at grant and the value of the stock at sale is less than the value of the stock at grant, there is no recovery or deduction for the taxes paid at grant. If the recipient is our employee or an employee of one of our affiliates, any income recognized will be subject to employment taxes and withholding tax.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant stock appreciation rights separate from any other award, which is referred to as stand-alone stock appreciation rights, or in tandem with options, which is referred to as tandem stock appreciation rights, under the 2010 Plan.

Generally, there is no taxation upon the grant of a stock appreciation right if the right is granted with a strike price equal to the fair market value of the underlying stock on the grant date. On exercise, the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the day the right is exercised over the strike price.

Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Deferred Stock Units

Generally, the recipient of deferred stock units structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will not recognize any income at grant and will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a deferred stock unit award may only be delivered upon one of the following events: a fixed calendar date, separation from service, death, disability, or a change of control. If delivery occurs on another date, unless the stock units qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, there will be an additional 20% excise tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from deferred stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary income at the time the dividend equivalent award is received equal to the fair market value of any payments received under the dividend equivalent award. Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the dividend equivalent.

Annual Incentive Award and Performance Award

The recipient of an annual incentive award or performance award will have ordinary income equal to the amount of the payment under the award. If the recipient is our employee or an employee of one of our affiliates, that income will be subject to employment taxes and withholding tax.

Subject to the requirement of reasonableness and the provisions of Section 162(m), we will generally be entitled to a tax deduction equal to the amount of ordinary income realized by the recipient.

Section 162 Limitations

Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1.0 million. It is possible that compensation attributable to stock awards or other awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m), the term “covered employee” means our Chief Executive Officer and our other three highest compensated officers (excluding our Chief Financial Officer) as of the end of a taxable year as disclosed in our SEC filings.

Certain kinds of compensation, including qualified “performance-based” compensation, are disregarded for purposes of the Section 162(m) deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to certain stock or other awards will qualify as performance-based compensation if the award is granted by a committee of our Board of Directors consisting solely of “outside directors” and the stock award is granted (or exercisable) only upon the achievement (as certified in writing by the committee) of an objective performance goal established in writing by the committee within 90 days after the beginning of the performance period while the outcome is substantially uncertain, and the material terms of the 2010 Plan under which the award is granted is approved by stockholders. A stock option or stock appreciation right may be considered “performance-based” compensation as described in the previous sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the stockholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

New Plan Benefits

Awards under the 2010 Plan are discretionary and are not subject to set benefits or amounts under the terms of the 2010 Plan. However, our Board of Director’s current policy establishes the number of shares subject to initial and annual equity awards that will be granted to our non-employee directors under the 2010 Plan. The Board of Director’s current policy with respect to stock awards granted to non-employee directors is described under “Director Compensation” above.

2010 Plan

	Dollar value	Number of shares subject to stock awards
Named Executive Officers:
Richard A. Bergman(1)	—	—
Kathleen A. Bayless(1)	—	—
Kevin D. Barber(1)	—	—
Scott Deutsch(1)	—	—
David Wang(1)	—	—
All current executive officers as a group (9 persons)(1)	—	—
All current non-executive directors as a group (7 persons)(2)	—	49,000
All current and former employees as a group (including all current non-executive officers)(1)	—	—

(1)	The amounts allocable under the 2010 Plan to our executive officers and employees are not determinable because the 2010 Plan does not provide for set benefits or amounts with respect to awards granted under the 2010 Plan, and we have not approved any awards that are conditioned on stockholder approval of this proposal.
(2)	On the day following the 2013 Annual Meeting, each of our non-employee directors will be granted stock options and DSUs as described under “Director Compensation” above. The dollar value of such grants to be made in the future is not determinable at this time.

Aggregate Past Grants Under the 2010 Plan

The following table shows, for each of the individuals and the various groups indicated, the number of shares of our common stock underlying stock options, DSUs, and MSUs that have been granted (even if not currently outstanding) under the 2010 Plan since its approval by our stockholders in 2010 through August 30, 2013.

2010 Plan

	Number of Options Granted	Number of Stock Units Granted
Named Executive Officers:
Richard A. Bergman	505,000	70,000
Kathleen A. Bayless	73,750	16,380
Kevin D. Barber	151,000	18,150
Scott Deutsch	50,000	20,000
David Wang	45,000	20,000
All current executive officers as a group (9 persons)	1,067,250	230,030
All current non-employee directors as a group (7 persons)	642,400	54,000
Each nominee for director (2 persons):
Richard A. Bergman	505,000	70,000
Russell J. Knittel	540,400	3,000
Each other person who has received 5% or more of the options or restricted units under the 2010 Plan	—	—
All current and former employees as a group (including all current non-executive officers)	1,460,695	1,439,757

PROPOSAL FOUR:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the consolidated financial statements of our company for the fiscal year ending June 30, 2014 and recommends a vote “for” the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of KPMG LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Audit Committee has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Fees

The aggregate fees billed to our company by KPMG LLP, for the fiscal years ended June 30, 2012 and 2011, were as follows:

	2013	2012
Audit Fees	$899,000	$843,840
Audit-Related Fees	—	—
Tax Fees(1)	218,939	109,861
All Other Fees	—	—

Total Fees(2)	$1,117,939	$953,701

(1)	Consists solely of fees for tax consultation and tax compliance services.
(2)	All of the service fees provided by KPMG LLP described above under the captions “Audit Fees” and “Tax Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by KPMG LLP described above under the captions “Audit Fees” and “Tax Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

Ratification by Stockholders of the Appointment of Independent Auditor

Ratification of the appointment of KPMG LLP to audit the consolidated financial statements of our company for the fiscal year ending June 30, 2014 will require the affirmative vote of a majority of the votes cast on the proposal, assuming that a quorum is present at the meeting.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be presented by stockholders at the Annual Meeting of Stockholders for the fiscal year ending June 30, 2014 must be received by us at our executive offices set forth in this proxy statement no later than May 12, 2014 in order to be included in the proxy statement and form of proxy relating to such meeting, or no earlier than June 24, 2014 and no later than July 24, 2014 in order to be considered at such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: September 11, 2013

APPENDIX A

NON-GAAP FINANCIAL INFORMATION

In evaluating our business, we consider and use operating income excluding stock-based compensation charges and unusual or non-recurring items, or operating profit, operating margin excluding stock-based compensation charges and unusual or non-recurring items as a percentage of total revenue, or non-GAAP operating margin, net income excluding share-based compensation and certain non-cash or non-recurring items, or non-GAAP net income, and net income per share excluding stock-based compensation charges and unusual or non-recurring items, or non-GAAP net income per share, as supplemental measures of operating performance, including the use of operating profit for purposes of the financial performance measures used in our annual performance-based cash bonus plan. Operating profit, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share are not measurements of our financial performance under GAAP and should not be considered as an alternative to GAAP operating income, GAAP operating margin, GAAP net income, and GAAP net income per share, respectively. We present operating profit, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share because we consider them an important supplemental measure of our performance. We believe these measures facilitate operating performance comparisons from period to period by eliminating potential differences in operating profit, operating margin, net income, and net income per share caused by the existence and timing of stock-based compensation charges and unusual or non-recurring items. Operating profit, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share have limitations as analytical tools and should not be considered in isolation or as substitutes for our GAAP operating income, GAAP operating margin, GAAP net income, or GAAP net income per share. The principal limitations of these measures are that they do not reflect our actual expenses and may thus have the effect of inflating our GAAP operating income, GAAP operating margin, GAAP net income, and GAAP net income per share. The following is a reconciliation of the differences between GAAP and non-GAAP operating profit, operating margin, net income, and net income per share for the periods indicated:

	Fiscal Years Ended June 30,
	2009	2010	2011	2012	2013
GAAP Operating income	$69,469	$62,123	$72,518	$67,568	$100,691
GAAP operating margin	14.7%	12.1%	12.1%	12.3%	15.2%
Stock-based compensation charge	24,420	35,376	33,925	34,161	32,210
Acquired intangibles amortization	—	—	—	—	1,025
Change in contingent consideration	—	—	—	—	1,347
Gain on sale of building	—	—	—	—	(1,578)
Non-recurring CEO resignation costs	—	—	1,245	—	—

Non-GAAP operating income	$93,889	$97,499	$107,688	$101,729	$133,695

Non-GAAP operating margin	19.8%	18.9%	18.0%	18.6%	20.1%
GAAP net income	$48,079	$52,965	$63,796	$54,144	$98,933
Non-cash interest income	—	—	—	—	(194)
Acquired intangibles amortization	—	—	—	—	1,025
Change in contingent consideration	—	—	—	—	1,347
Loss on early retirement of debt	1,053	—	—	—	—
Impairment loss/(recovery) on investments	9,243	443	(59)	(77)	—
Non-cash interest expense	5,815	1,998	—	—	—
Non-recurring CEO resignation costs	—	—	1,245	—	—
Share-based compensation	24,420	35,376	33,925	34,161	32,210
Gain on sale of building	—	—	—	—	(1,578)
Tax adjustments	(10,728)	(10,818)	(9,984)	(9,589)	(25,365)

Non-GAAP net income	$77,882	$79,964	$88,923	$78,639	$106,378

GAAP net income per share—diluted	$1.35	$1.50	$1.80	$1.57	$2.89
Non-cash interest income	—	—	—	—	(0.01)
Acquired intangibles amortization	—	—	—	—	0.03
Change in contingent consideration	—	—	—	—	0.04
Loss on early retirement of debt	0.03	—	—	—	—
Impairment loss/(recovery) on investments	0.26	0.01	—	—	—
Non-cash interest expense	0.16	0.06	—	—	—
Non-recurring CEO resignation costs	—	—	0.04	—	—
Share-based compensation	0.69	1.00	0.96	0.99	0.94
Gain on sale of building	—	—	—	—	(0.05)
Tax adjustments	(0.30)	(0.31)	(0.29)	(0.28)	(0.73)

Non-GAAP net income per share—diluted	$2.19	$2.26	$2.51	$2.28	$3.11

A-1

APPENDIX B

SYNAPTICS INCORPORATED

AMENDED AND RESTATED

2010 INCENTIVE COMPENSATION PLAN

As Amended on September 6, 2013

1. Purpose. The purpose of this PLAN (the “Plan”) is to assist SYNAPTICS INCORPORATED, a Delaware corporation (the “Company”) and its Related Entities in attracting, motivating, retaining and rewarding high-quality executives and other Employees, officers, Directors and Consultants by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and providing such persons with annual and long term performance incentives to expend their maximum efforts in the creation of stockholder value. The Plan is intended to qualify certain compensation awarded under the Plan for tax deductibility under Section 162(m) of the Code (as hereafter defined) to the extent deemed appropriate by the Committee.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof.

(a) “Annual Incentive Award” means a conditional right granted to a Participant under Section 7(c) hereof to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a specified fiscal year.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Deferred Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any other right or interest, granted to a Participant under the Plan.

(c) “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Beneficial Owner”, “Beneficially Owning” and “Beneficial Ownership” shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e) “Board” means the Company’s Board of Directors.

(f) “Cause” shall, with respect to any Participant, have the equivalent meaning (or the same meaning as “cause” or “for cause”) set forth in any employment, consulting, change in control or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform his or her duties as assigned by the Company (or a Related Entity) in a reasonable manner, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company (or a Related Entity), if any, (iii) any violation or breach by the Participant of his or her non-competition and/or non-disclosure agreement with the Company (or a Related Entity), if any, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company (or a Related Entity), (v) chronic addiction to alcohol, drugs or other similar substances affecting the Participant’s work performance, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(g) “Change in Control” means a Change in Control as defined with related terms in Section 9 of the Plan.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i) “Committee” means a committee designated by the Board to administer the Plan; provided, however, that the Committee shall consist of at least two directors, and each member of which shall be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, and (ii) an “outside director” within the meaning of Section 162(m) of the Code, unless administration of the Plan by “outside directors” is not then required in order to qualify for tax deductibility under Section 162(m) of the Code.

(j) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(k) “Continuous Service” means uninterrupted provision of services to the Company in any capacity of Employee, Director, or Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee Director, or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, or Consultant (except as otherwise provided in the Option Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(l) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 7(e) of the Plan.

(m) “Deferred Stock Unit” means a right, granted to a Participant under Section 6(e) hereof, to receive Stock, cash or a combination thereof at the end of a specified deferral period.

(n) “Director” means a member of the Board or the board of directors of any Related Entity.

(o) “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(p) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(q) “Effective Date” means the effective date of the Plan, which shall be the date of stockholder approval of this Plan.

(r) “Eligible Person” means each Executive Officer of the Company (as defined under the Exchange Act) and other officers, Directors and Employees of the Company or of any Related Entity, and Consultants with the Company or any Related Entity. The foregoing notwithstanding, only employees of the Company, the Parent, or any Subsidiary shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(s) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The Payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(u) “Executive Officer” means an executive officer of the Company as defined under the Exchange Act.

(v) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined by the Committee, or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date shall be the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(w) “Good Reason” shall, with respect to any Participant, have the equivalent meaning (or the same meaning as “good reason” or “for good reason”) set forth in any employment, consulting, change in control or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement, such term shall mean (i) the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as assigned by the Company (or a Related Entity), or any other action by the Company (or a Related Entity) which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (ii) any failure by the Company (or a Related Entity) to comply with its obligations to the Participant as agreed upon, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (iii) the Company’s (or Related Entity’s) requiring the Participant to be based at any office or location outside of fifty miles from the location of employment as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities; (iv) any purported termination by the Company (or a Related Entity) of the Participant’s Continuous Service otherwise than for Cause as defined in Section 2(f), or by reason of the Participant’s Disability as defined in Section 2(q). For purposes of this Section 2(y), any good faith determination of “Good Reason” made by the Committee shall be conclusive.

(x) “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(y) “Incumbent Board” means the Incumbent Board as defined in Section 9(b)(ii) of the Plan.

(z) “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.

(aa) “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(bb) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h) hereof.

(cc) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(ee) “Performance Award” means a right, granted to an Eligible Person under Section 7 hereof, to receive Awards based upon performance criteria specified by the Committee.

(ff) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(gg) “Related Entity” means any Parent, Subsidiary, and any business, corporation, partnership, limited liability company, or other entity designated by the Committee in which the Company, a Parent, or a Subsidiary, directly or indirectly, holds a substantial ownership interest.

(hh) “Restricted Stock” means Stock granted to a Participant under Section 6(d) hereof, that is subject to certain restrictions and to a risk of forfeiture.

(ii) “Rule 16b-3” and “Rule 16a-1(c)(3)” means Rule 16b-3 and Rule 16a-1(c)(3), as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(jj) “Stock” means the Company’s Common Stock, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 10(c) hereof.

(kk) “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

(ll) “Subsidiary” means a “subsidiary corporation” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person in a manner consistent with the treatment of other Eligible Persons.

(b) Manner of Exercise of Committee Authority. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms as the Committee shall determine, (i) to perform administrative functions, (ii) with respect to Participants not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, and (iii) with respect to Participants subject to Section 16, to perform such other functions of the Committee as the Committee may determine to the extent performance of such functions will not result in the loss of an exemption under Rule 16b-3 otherwise available for transactions by such persons, in each case to the extent permitted under applicable law and subject to the requirements set forth in Section 7(d). The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any Executive Officer, other officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee, and any officer or Employee acting at the direction or on behalf of the Committee, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Limitation on Overall Number of Shares Subject to Awards. Subject to adjustment as provided in Section 10(c) hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall equal the sum of (i) the number of shares of Stock available for issuance under the Company’s Amended and Restated 2001 Incentive Compensation Plan (the “2001 Plan”) that are not subject to an outstanding award under the 2001 Plan as of the date of stockholder approval of this Plan (and such shares shall no longer be available for issuance under the 2001 Plan), plus (ii) 3,000,000 shares of Stock. Any shares of Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b) Availability of Shares Not Issued pursuant to Awards. In the event that any Option or other Award granted hereunder is exercised through the withholding of shares of Stock from the Award by the Company or withholding tax liabilities arising from such Option or other Award are satisfied by the withholding of shares of Stock from the Award by the Company, then only the number of shares of Stock issued net of the shares of Stock withheld shall be counted as issued for purposes of determining the maximum number of shares of Stock available for grant under the Plan, subject to Section 4(c) below.

(c) Limitation on Number of Incentive Stock Option Shares. Subject to adjustment as provided in Section 10(c) hereof, the number of shares of Stock which may be issued pursuant to Incentive Stock Options shall be the lesser of (i) the number of shares of Stock that may be subject to Awards under Section 4(a), or (ii) 15,000,000.

(d) Application of Limitations. The limitation contained in this Section 4 shall apply not only to Awards that are settled by the delivery of shares of Stock but also to Awards relating to shares of Stock but settled only in cash (such as cash-only Stock Appreciation Rights). The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

5. Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons. In each fiscal year during any part of which the Plan is in effect, an Eligible Person may not be granted Awards relating to more than 1,000,000 shares of Stock, subject to adjustment as provided in Section 10(c), under each of Sections 6(b), 6(c), 6(d), 6(e), 6(f), 6(g), 6(h), 7(b) and 7(c). In addition, the maximum amount that may be earned as an Annual Incentive Award or other cash Award in any fiscal year by any one Participant shall be $2,000,000, and the maximum amount that may be earned as a Performance Award or other cash Award in respect of a performance period by any one Participant shall be $5,000,000.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of Continuous Service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Delaware law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement. Such Stock Option Agreement shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

(ii) Number of Shares. Each Stock Option Agreement shall specify the number of shares of Stock that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 10(c) hereof. The Stock Option Agreement shall also specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option.

(iii) Exercise Price.

(A) In General. Each Stock Option Agreement shall state the price at which shares of Stock subject to the Option may be purchased (the “Exercise Price”), which shall be not less than 100% of the Fair Market Value of the Stock on the date of grant.

(B) Ten Percent Stockholder. If an individual owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Related Entity, the Exercise Price of an Incentive Stock Option must be at least 110% of the Fair Market Value of a share of Stock on the date of grant and such Incentive Stock Option by its terms is not exercisable after the expiration of five years from the date of grant.

(iv) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), provided that in the case of an Optionee who is not an officer, Director, or Consultant of the Company or a Related Entity, his or her Options shall become exercisable at least as rapidly as 20% per year, over a 5 year period commencing on the date of the grant, unless a determination is made by counsel for the Company that such vesting requirements are not required in the circumstances under applicable federal or state securities laws. The Committee may also determine the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions; provided, however, if the Optionee’s Continuous Service is terminated for any reason other than Cause, that portion of the Option that is exercisable as of the date of termination shall remain exercisable for at least 6 months from the date of termination if by reason of death or Disability, and for at least 30 days from the date of termination if by reason other than the Optionee’s death or Disability. The Committee may determine the methods by which such exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Stock, other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis), and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

(v) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Rights in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A) the Option shall not be exercisable more than seven years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(B) The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of stock with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company or its Parent Corporation during any calendar year are exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000.

(vi) Repurchase Rights. The Committee shall have the discretion to grant Options which are exercisable for unvested shares of Common Stock. Should the Optionee’s Continuous Service cease while holding such unvested shares, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Committee and set forth in the document evidencing such repurchase right.

(c) Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of stock on the date of exercise, over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than the Fair Market Value of a share of Stock on the date of grant.

(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right. Stock Appreciation Rights may be either freestanding or in tandem with other Awards.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter provided that the restrictions shall not lapse in less than three years or less than one year in the case of performance-based Restricted Stock except that a total of not more than 400,000 shares of Common Stock may be subject of restricted stock and deferred stock units without regard to such restriction period. Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the restricted period applicable to the Restricted Stock, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture. Except as otherwise determined by the Committee at the time of the Award, upon termination of a Participant’s Continuous Service during the applicable restriction period, the Participant’s Restricted Stock that is at that time subject to restrictions shall be forfeited (or, in accordance with Section 6(b)(vi), reacquired by the Company); provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Deferred Stock Units. The Committee is authorized to grant Deferred Stock Units to Participants, which are rights to receive Stock, cash, or a combination thereof at the end of a specified time period, subject to the following terms and conditions:

(i) Award and Restrictions. Satisfaction of an Award of Deferred Stock Units shall occur upon expiration of the time specified for such Deferred Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the time period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine provided that the restrictions shall not lapse in less than three years or less than one year in the case of performance-based Deferred Stock Units except that a total of not more than 400,000 shares of Common Stock may be the subject of restricted stock and deferred stock units without regard to such restriction period. The terms of an Award of Deferred Stock Units shall be set forth in a written Award Agreement that shall contain provisions determined by the Committee and not inconsistent with the Plan. Deferred Stock Units may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of shares of Stock covered by the Deferred Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of an Award of Deferred Stock Units, an Award of Deferred Stock Units carries no voting or dividend or other rights associated with share ownership. Notwithstanding the foregoing or any other provision of the Plan, (A) all grants of Deferred Stock Units shall comply with the vesting terms of Section 6(b)(iv), and (B) unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Committee, each Award of Deferred Stock Units shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable time period thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Deferred Stock Units), the Participant’s Deferred Stock Units (other than those Deferred Stock Units subject to deferral at the election of the Participant) shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Deferred Stock Units.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, any Dividend Equivalents that are granted with respect to any Award of Deferred Stock Units shall be either (A) paid with respect to such Deferred Stock Units at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock Units and the amount or value thereof automatically deemed reinvested in additional Deferred Stock Units, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company obligations to pay cash or deliver other property under the Plan or under other plans provided each such Award shall have a restricted period of not less than three years or not less than one year in the case of performance-based Awards or compensatory arrangements, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Committee, each Dividend Equivalent shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Related Entities or business units. The Committee shall determine the terms and conditions of such Awards provided each such Award shall have a restricted period of not less than three years or not less than one year in the case of performance-based Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration (including without limitation loans from the Company or a Related Entity), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards or other property, as the Committee shall determine. The Committee shall have the discretion to grant such other Awards which are exercisable for unvested shares of Common Stock. Should the Optionee’s Continuous Service cease while holding such unvested shares, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Committee and set forth in the document evidencing such repurchase right. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h). Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Committee, each such Award shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

7. Performance and Annual Incentive Awards.

(a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m).

(b) Performance Awards Granted to Designated Covered Employees. If and to the extent that the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 7(b).

(i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or specified Related Entities or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index or the S&P Specialty Retailer Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital or inventory; (14) operating earnings before the expense for share based awards; and (15) ratio of debt to stockholders’ equity. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 7(c) hereof that are intended to qualify as “performance-based compensation under Code Section 162(m).

(iii) Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to seven years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

(iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 7(b)(iii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a performance period or settlement of Performance Awards.

(c) Annual Incentive Awards Granted to Designated Covered Employees. The Committee may, within its discretion, grant one or more Annual Incentive Awards to any Eligible Person, subject to the terms and conditions set forth in this Section 7(c).

(i) Annual Incentive Award Pool. The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Annual Incentive Awards. In the case of Annual Incentive Awards intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), the amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 7(b)(iii) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(ii) Potential Annual Incentive Awards. Not later than the end of the 90th day of each fiscal year, or at such other date as may be required or permitted in the case of Awards intended to be “performance-based compensation” under Code Section 162(m), the Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 7(c)(i) hereof or as individual Annual Incentive Awards. In the case of individual Annual Incentive Awards intended to qualify under Code Section 162(m), the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) hereof in the given performance year, as specified by the Committee; in other cases, such amount shall be based on such criteria as shall be established by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5 hereof.

(iii) Payout of Annual Incentive Awards. After the end of each fiscal year, the Committee shall determine the amount, if any, of (A) the Annual Incentive Award pool, and the maximum amount of potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (B) the amount of potential Annual Incentive Award otherwise payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as an Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no Award whatsoever. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a fiscal year or settlement of such Annual Incentive Award.

(d) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards under Section 7(b), and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards under Section 7(c), shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards if and to the extent required to comply with Code Section 162(m).

(e) Status of Section 7(b) and Section 7(c) Awards Under Code Section 162(m). It is the intent of the Company that Performance Awards and Annual Incentive Awards under Section 7(b) and 7(c) hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 7(b), (c), (d) and (e), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards or Annual Incentive Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

8. Certain Provisions Applicable to Awards or Sales.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity in which the value of Stock subject to the Award is equivalent in value to the cash compensation.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee or the Board; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of seven years (or such shorter term as may be required in respect of an Incentive Stock Option under Section 422 of the Code).

(c) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Section 10(e) of the Plan) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(d) Exemptions from Section 16(b) Liability. It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 or Rule 16a-1(c)(3) to the extent necessary to ensure that neither the grant of any Awards to nor other transaction by a Participant who is subject to Section 16 of the Exchange Act is subject to liability under Section 16(b) thereof (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 or Rule 16a-1(c)(3) as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 or Rule 16a- I (c)(3) so that such Participant shall avoid liability under Section 16(b).

(e) Code Section 409A. If and to the extent that the Committee believes that any Awards may constitute a “nonqualified deferred compensation plan” under Section 409A of the Code, the terms and conditions set forth in the Award Agreement for that Award shall be drafted in a manner that is intended to comply with, and shall be interpreted in a manner consistent with, the applicable requirements of Section 409A of the Code, unless otherwise agreed to in writing by the Participant and the Company.

(f) No Option Repricing. Other than pursuant to Section 10(c), without approval of the Company’s stockholders, the Committee shall not be permitted to (A) lower the exercise price per share of Stock of an Option after it is granted, (B) cancel an Option when the exercise price per share of Stock exceeds the Fair Market Value of the underlying share of Stock in exchange for another Award or cash, or (C) take any other action with respect to an Option that may be treated as a repricing.

9. Change in Control.

(a) Effect of “Change in Control.” If and to the extent provided in the Award, in the event of a “Change in Control,” as defined in Section 9(b):

(i) The Committee may, within its discretion, accelerate the vesting and exercisability of any Award carrying a right to exercise that was not previously vested and exercisable as of the time of the Change in Control, subject to applicable restrictions set forth in Section 10(a) hereof;

(ii) The Committee may, within its discretion, accelerate the exercisability of any Stock Appreciation Rights and provide for the settlement of such Stock Appreciation Rights for amounts, in cash;

(iii) The Committee may, within its discretion, lapse the restrictions, deferral of settlement, and forfeiture conditions applicable to any other Award granted under the Plan and such Awards may be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof; and

(iv) With respect to any such outstanding Award subject to achievement of performance goals and conditions under the Plan, the Committee may, within its discretion, deem such performance goals and other conditions as having been met as of the date of the Change in Control.

(b) Definition of “Change in Control.” A “Change in Control” shall be deemed to have occurred upon:

(i) Upon the consummation of a transaction approved by the stockholders of the Company of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company;

(ii) Individuals who, as of the date on which the Award is granted, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date on which the Award was granted whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii) the acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or a Related Entity, (2) any person, entity or “group” that as of the date on which the Award is granted owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or a Related Entity.

10. General Provisions.

(a) Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries.

(i) General. Except as provided herein, a Participant may not assign, sell, transfer, or otherwise encumber or subject to any lien any Award or other right or interest granted under this Plan, in whole or in part, including any Award or right which constitutes a derivative security as generally defined in Rule 16a1(c) under the Exchange Act, other than by will or by operation of the laws of descent and distribution, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.

(ii) Permitted Transfer of Option. The Committee, in its sole discretion, may permit the transfer of an Option (but not an Incentive Stock Option, or any other right to purchase Stock other than an Option) as follows: (A) by gift to a member of the Participant’s Immediate Family or (B) by transfer by instrument to a trust providing that the Option is to be passed to beneficiaries upon death of the Optionee. For purposes of this Section 10(b)(ii), “Immediate Family” shall mean the Optionee’s spouse (including a former spouse subject to terms of a domestic relations order); child, stepchild, grandchild, child-in-law; parent, stepparent, grandparent, parent-in-law; sibling and sibling-in-law, and shall include adoptive relationships. If a determination is made by counsel for the Company that the restrictions contained in this Section 10(b)(ii) are not required by applicable federal or state securities laws under the circumstances, then the Committee, in its sole discretion, may permit the transfer of Awards (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) to one or more Beneficiaries or other transferees during the lifetime of the Participant, which may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Committee pursuant to the express terms of an Award agreement (subject to any terms and conditions which the Committee may impose thereon, and further subject to any prohibitions and restrictions on such transfers pursuant to Rule 16b-3). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.

(i) Adjustments to Awards. In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock and/or such other securities of the Company or any other issuer such that a substitution, exchange, or adjustment is determined by the Committee to be appropriate, then the Committee shall, in such manner as it deems equitable, substitute, exchange, or adjust any or all of (A) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (B) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards, (E) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (F) any other aspect of any Award that the Committee determines to be appropriate.

(ii) Adjustments in Case of Certain Corporate Transactions. In the event of a proposed sale of all or substantially all of the Company’s assets or any reorganization, merger, consolidation, or other form of corporate transaction in which the Company does not survive, or in which the shares of Stock are exchanged for or converted into securities issued by another entity, then the successor or acquiring entity or an affiliate thereof may, with the consent of the Committee, assume each outstanding Option or substitute an equivalent option or right. If the successor or acquiring entity or an affiliate thereof, does not cause such an assumption or substitution, then each Option shall terminate upon the consummation of sale, merger, consolidation, or other corporate transaction. The Committee shall give written notice of any proposed transaction referred to in this Section I 0(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Optionees may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Options that are then exercisable (including any Options that may become exercisable upon the closing date of such transaction). An Optionee may condition his exercise of any Option upon the consummation of the transaction.

(iii) Other Adjustments. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals, and Annual Incentive Awards and any Annual Incentive Award pool or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights, Performance Awards granted under Section 8(b) hereof or Annual Incentive Awards granted under Section 8(c) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations; either on a mandatory or elective basis in the discretion of the Committee.

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of stockholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if (i) such stockholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, or (ii) the amendment or alternation to the Plan materially increases the benefits accruing to the participants under the Plan, materially increases the number of securities that may be issued under the Plan, or materially modifies the requirements for participant in the Plan, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award.

(f) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Code Section 162(m).

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of laws, and applicable federal law.

(k) Plan Effective Date and Stockholder Approval; Termination of Plan. The Plan shall become effective on the Effective Date, provided the Plan is approved within 12 months of its adoption by the Board by stockholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable NASDAQ requirements, and other laws, regulations, and obligations of the Company applicable to the Plan. The Plan shall terminate no later than 10 years from the date the Plan is adopted by the Board or 10 years from the date the Plan is approved by the stockholders, whichever is earlier.

1 PROXY CARD SYNAPTICS INCORPORATED 1251 McKay Drive San Jose, California 95131-1709 2013 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of SYNAPTICS INCORPORATED, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated September 11, 2013, and hereby appoints Richard A. Bergman and Kathleen A. Bayless, and each of them, as lawful proxies and attorneys-in-fact, with full power to each of substitution, for, on behalf, and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Stockholders of the Company, to be held on Tuesday, October 22, 2013, at 9:00 a.m., local time, at the Company’s principal executive offices located at 1251 McKay Drive, San Jose, California 95131-1709, and at any adjournment or postponement thereof, and to vote all shares of the Company’s common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder. (Continued and to be signed on the reverse side.) COMMENTS: 14475

ANNUAL MEETING OF STOCKHOLDERS OF SYNAPTICS INCORPORATED October 22, 2013 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Annual Report are available at—http://investor.shareholder.com/synaptics/annuals.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20230303000000001000 7 102213 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND “FOR” PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: NOMINEES: FOR THE NOMINEES O Richard A. Bergman O Russell J. Knittel WITHHOLD FOR THE NOMINEES AUTHORITY FOR (See ALL instructions EXCEPT below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN 2. Proposal to provide a non-binding advisory vote on the compensation of the Company’s named executive officers for fiscal 2013 (“say-on-pay”). 3. Proposal to amend the Company’s 2010 Incentive Compensation Plan. 4. Proposal to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditor for the fiscal year ending June 30, 2014. and upon such matters which may properly come before the meeting or any adjournment or postponement thereof. This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the directors; FOR the approval of the say-on-pay proposal; FOR the approval of the amendment of the Company’s 2010 Incentive Compensation Plan; FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditor for the fiscal year ending June 30, 2014; and as said proxies deem advisable on such other matters as may come before the meeting. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. Please check the box at right if you will attend the annual meeting. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.